As Filed with Securities and Exchange Commission on January 8, 2010

Registration No. 333-156706

SECURITIES AND EXCHANGE COMMISSION

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POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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SAN WEST, INC.

(formerly Human BioSystems)

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of Incorporation or organization)	8731 (Primary Standard Industrial Classification Code Number)	77-0481056 (I.R.S. Employer Identification No.)

10350 Mission Gorge Road Santee, California 92071 (619) 258-8770 (Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)	Mr. Frank J. Drechsler Chief Executive Officer San West, Inc. 10350 Mission Gorge Road Santee, California 92071 (619) 258-8770 (Name, Address and Telephone Number of Agent for Service)

With a Copy to:
Norman T. Reynolds, Esq.

Norman T. Reynolds Law Firm

3262 Westheimer Road, Suite 234

Houston, Texas 77098

Telephone No.: (713) 503-9411

Telecopier No.: (713) 621-0230

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ X ]   Registration No. 333-156706.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer (Do not check if a smaller reporting company)[ ]	Smaller reporting company [ X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common stock	8,500,000	$0.1288	$1,094,800	$84.85
Total Registration Fee				$84.85

(1)

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(2)

Based on Rule 457 under the Securities Act.

(3)

This amount represents the maximum aggregate value of common stock which may be put to the selling stockholder by the registrant pursuant to the terms and conditions of an Investment Agreement between the selling stockholder and the registrant.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, January 8, 2010

SAN WEST, INC.

8,500,000 Shares of Common Stock

This prospectus relates to the resale of up to 8,500,000 shares of the common stock of San West, Inc., a California corporation, by Dutchess Opportunity Fund, II, LP, a Delaware Limited Partnership (“Dutchess”), a selling stockholder pursuant to a “put right” under an investment agreement (the “Investment Agreement”), also referred to as an Equity Line of Credit, that we have entered into with Dutchess.  The Investment Agreement permits us to “put” up to $10 million in shares of our common stock to Dutchess.  We will not receive any proceeds from the sale of these shares of common stock offered by Dutchess.  However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right.  We will bear all costs associated with this registration.

Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit.  Dutchess will pay us 92 percent of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement.

Our shares of common stock are traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “SNWT.OB.”  On January 4, 2010, the closing sale price of our common stock was $0.14 per share.

This investment involves a high degree of risk.  You should purchase shares only if you can afford a complete loss.  See “Risk Factors” beginning on page 4.

The information in this prospectus is not complete and may be changed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January ____, 2010

i

PROSPECTUS SUMMARY

This summary highlights information described more fully elsewhere in this prospectus.  You should read the entire prospectus carefully.  In this prospectus, “San West, Inc.,” the “Company,” “Human BioSystems,” “we,” “us” and “our” refer to San West, Inc., a California corporation.

All trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

The Company

San West, Inc. is a California corporation engaged in business of design, manufacturing, selling and repairing off-road buggies.  Additionally, we provide after market performance products and accessories for buggies.  Our products are sold both at our store and online while our buggy repair services are sold and fulfilled at our store.  Our goal is to address the growing demand for off-road vehicles while offering our customers the highest quality products at the most affordable and competitive prices, following up with customer care and support services.

On April 3, 2009 (the “Effective Date”), Human BioSystems, a California corporation (“Human BioSystems”), Human BioSystems Acquisition Company, a Nevada corporation (the “Subsidiary”), and San West, Inc., a Nevada corporation (“San West”) entered into a Plan and Agreement of Triangular Merger (the “Plan of Merger”).  On June 5, 2009, in accordance with the Plan of Merger, San West became a wholly-owned subsidiary of Human BioSystems through a merger with the Subsidiary, and the San West Stockholders received 3.16 shares of the Human BioSystems common stock for each issued and outstanding share of San West common stock.  As a result, at the Effective Date, in exchange for 100 percent of the outstanding capital stock of San West, the San West Stockholders received 13,079,264 shares of the Human BioSystems common stock, which represents approximately 72.26 percent of the Human BioSystems common stock following the Merger.  See “Business.”

We changed our name from Human BioSystems to San West, Inc. on July 31, 2009.  Since our acquisition of Buggy World, Inc. in August 2008, San West has also done business under the name of “Buggy World.”  See “Business.”

Our principal executive offices are located at 10350 Mission Gorge Road, Santee, California 92071, telephone (619) 258-8770, and telecopier (619) 449-9064.  Our email address is frank@buggyworld.net.  The San West website is located at www.buggyworld.net.  The information contained in our website shall not constitute part of this prospectus.

The Offering

This prospectus relates to the resale of up to 8,500,000 shares of our common stock by Dutchess.  Dutchess will obtain our common stock pursuant to an Investment Agreement, effective December 18, 2009, entered into by Dutchess and San West.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 8,500,000 shares pursuant to the exercise of our put right under the Investment Agreement, although the number of shares that we will actually issue pursuant to that put right may be more or less than 8,500,000, depending on the trading price of our common stock.  We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 8,500,000 shares, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

Notwithstanding anything to the contrary in the Investment Agreement, in no event shall Dutchess be entitled to purchase that number of shares our common stock, which when added to the sum of the number of shares of our common stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as amended), by Dutchess, would exceed 4.99 percent of the number of shares of our common stock outstanding on the a Closing Date under the Investment Agreement, as determined in accordance with Rule 13d-1(j) of the Exchange Act.

The Investment Agreement with Dutchess provides that following notice to Dutchess, we may put to Dutchess up to $10,000,000 in shares of our common stock for a purchase price equal to 92 percent of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement.  The dollar value that we will be permitted to put pursuant to the Investment Agreement will be either:

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200 percent of the average daily volume (U.S. market only) of our common stock for the three Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three daily closing prices immediately preceding the Put Date; or

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$100,000.

Dutchess has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.  This prospectus covers the resale of our stock by Dutchess either in the open market or to other investors through negotiated transactions.  The obligations of Dutchess under the Investment Agreement are not transferable and this registration statement does not cover sales of our common stock by transferees of Dutchess.

Dutchess will only purchase shares when we meet the following conditions:

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A registration statement shall have been declared effective and shall remain effective and available for the resale of all the registrable securities (as defined in the Registration Rights Agreement to be executed in connection with the Investment Agreement) at all times until the Closing with respect to the subject Put Notice;

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At all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, our common stock shall have been listed on the Principal Market and shall not have been suspended from trading thereon for a period of two consecutive Trading Days during the Open Period and we shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of our common stock;

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We have complied with our obligations and are otherwise not in breach of or in default under, the Investment Agreement, the Registration Rights Agreement or any other agreement executed in connection therewith which has not been cured prior to delivery of Dutchess’ Put Notice Date;

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No injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

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The issuance of the Securities will not violate any shareholder approval requirements of the Principal Market.

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If any of the events described above occurs during a Pricing Period, then Dutchess shall have no obligation to purchase the Put Amount of our common stock set forth in the applicable Put Notice.

The Investment Agreement will terminate when any of the following events occur:

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When Dutchess has purchased an aggregate of $10,000,000 of our common stock pursuant to the Investment Agreement; or,

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On the date which is 36 months after the Effective Date of the Investment Agreement; or,

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Upon written notice of San West to Dutchess.  Any and all shares, or penalties, if any, due under the Investment Agreement shall be immediately payable and due upon termination of the agreement.

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Dutchess.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit.  We have no obligation to utilize the full amount available under the Equity Line of Credit.

In addition to the shares to be issued pursuant to the Equity Line of Credit, we have agreed to issue to Dutchess $400,000 worth of our common stock, or 2,093,145 shares as a Commitment Fee.  The amount of shares issued was determined by dividing the amount of the Commitment Fee by the lowest closing Best Bid price of our common stock for the 10 Trading Days immediately preceding December 18, 2009, the date of the Investment Agreement.  Such shares are covered by the Registration Rights Agreement executed in connection with the Investment Agreement, but are not covered by the registration statement with respect to this prospectus.

Common stock offered	Up to 8,500,000 shares of common stock, no par value, to be offered for resale by Dutchess.
Common stock to be outstanding after this offering	133,460,828 shares, excluding an aggregate of 50,000,000 shares reserved for issuance upon the exercise of outstanding stock options and warrants.
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by Dutchess. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds.”
OTC Bulletin Board symbol	SNWT.OB.
Risk factors	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

RISK FACTORS

This investment has a high degree of risk.  Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus.  If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down.  This means you could lose all or a part of your investment.  Any references to San West, Inc. include Human BioSystems, unless the context requires otherwise.

Risks Relating to Our Business

We are a development stage company with limited operating history which may not serve as an adequate basis to judge our future prospects and results of operations.

San West, Inc. was incorporated in Nevada in July 2001.  We have a brief operating history.  Until the third quarter of 2006, we had minimal operations.  We will encounter difficulties as an early stage company in the highly competitive market for online sales.  We could incur net losses in the foreseeable future if we are unable to anticipate market trends and match our product offerings to consumer buying patterns.  We do not offer a set line of products for sale in our online store, but constantly evaluate market trends and try to adjust our product offerings to meet consumer wants.  Our business strategy is unproven, and we may not be successful in addressing early stage challenges, such as establishing our position in the market and developing effective marketing of our products.  To implement our business plan, we will be required to obtain additional financing.  We have not yet located additional financing.

Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in developmental stage companies.  We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future.  It is possible that we will not be able to achieve profitable operations or, if profitability is achieved, that it will be maintained for any significant period, or at all.

We are a development stage company and have limited operating history upon which you can evaluate our business and prospects.  We have yet to develop sufficient experience regarding actual revenues to be received from our proposed products.  You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets.  If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

An investor in our securities must consider the risks, uncertainties, and difficulties frequently encountered by companies in new and rapidly evolving markets.  The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

Our auditors have stated we may not be able to stay in business.

Our auditors have issued a going concern opinion, which means that there is doubt that we can continue as an ongoing business for the next 12 months.  Unless we can raise additional capital, we may not be able to achieve our objectives and may have to suspend or cease operations.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We may not be successful in the implementation of our business strategy or our business strategy may not be successful, either of which will impede our development and growth.

Our business strategy involves identifying popular products that lend themselves for sale in our brick and mortar and our online stores, anticipating consumer trends in selecting products to sell from our online store, and developing our brand image with our target market.  Our ability to implement this business strategy is dependent on our ability to:

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Predict consumer buying habits;

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Identify and engage suppliers who will directly ship products;

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Maintain our online store;

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Establish brand recognition and customer loyalty; and

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Manage growth in administrative overhead costs during the initiation of our business efforts.

We do not know whether we will be able to continue successfully implementing our business strategy or whether our business strategy will ultimately be successful.  In assessing our ability to meet these challenges, a potential investor should take into account our lack of operating history and brand recognition, our management’s relative inexperience, the competitive conditions existing in our industry and general economic conditions and consumer discretionary spending habits.  Our growth is largely dependent on our ability to successfully implement our business strategy.  Our revenues may be adversely affected if we fail to implement our business strategy or if we divert resources to a business strategy that ultimately proves unsuccessful.

Our business is subject to the influence of the manufacturers of karts and buggies and the other power sports equipment we sell.

Our dealership and future anticipated dealerships operate pursuant to dealership agreements between each applicable manufacturer (or authorized distributor thereof) and the subsidiaries of the company that operate such dealerships, and we are dependent to a significant extent on our relationship with such manufacturers.  Manufacturers exercise a great degree of control over dealerships, and the dealership agreements provide for termination or non-renewal for a variety of causes.  Actions taken by manufacturers to exploit their superior bargaining position could have a material adverse effect on our business.

We are dependent on the manufacturers of the products we sell.

The success of each of our dealerships is, in large part, dependent upon the overall success of the applicable manufacturers of our motorcycles and other power sports products.  Accordingly, our success is lined to the financial condition, management, marketing, production and distribution capabilities of these manufacturers.  Events, such as labor strikes, that may adversely affect a manufacturer, may also adversely affect our business.  Similarly, the delivery of products from manufacturers later than scheduled, which may occur particularly during periods of new product introductions, can lead to reduced sales during such periods.  Furthermore, any event that causes adverse publicity involving these manufacturers may have an adverse affect on our business regardless of whether such event directly involves any of our dealerships.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote the product offerings in our online store, our business could suffer.

Since our online store has been operated only since 2006, we currently do not have strong brand identity or brand loyalty.  We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers to our online store and developing additional relationships with suppliers and securing contracts with to directly ship our products.  In order to attract customers to our online store and respond to competitive pressures, we may be forced to spend substantial funds to create and maintain brand recognition among consumers and suppliers.  We believe that advertising rates and the cost of our advertising campaigns in particular, could increase substantially in the future.  If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

Promotion and enhancement of our online store will also depend on our success in consistently providing high-quality products to our customers.  Since we rely on suppliers to directly ship products purchased to our customers, if our suppliers do not ship quickly, or if our consumers do not perceive the products we offer as superior, the value of the our San West brand could be harmed.  Any brand impairment or dilution could decrease the attractiveness of San West to one or more of these groups, which could harm our business, results of operations and financial condition.

Product liability or other claims could harm our business and ability to operate profitably.

As resellers of products sold to the general public, we face the risk of product liability claims and unfavorable publicity if the use of our products causes injury or has other adverse effects.  We do not currently have product liability insurance; and coverage that we might have may be inadequate to cover all potential product claims.  In addition, in the event that we are able to obtain such insurance, we may not be able to maintain this insurance indefinitely or be able to avoid product liability exposure.

Our product offerings may not be accepted.

We constantly seek to modify our product offerings to match consumer buying trends.  As is typically the case evolving product offerings, anticipate of demand and market acceptance are subject to a high level of uncertainty.  The success of our product offerings primarily depends on the interest of consumers in purchasing our particular assortment of products, as to which we cannot assure you.  In general, achieving market acceptance for our products will require substantial marketing efforts and the expenditure of significant funds, the availability of which we cannot assure you, to create awareness and demand among consumers.

We have limited marketing experience, and have extremely limited financial, personnel and other resources to undertake extensive marketing activities.  Accordingly, no assurance can be given as to the acceptance of any of our products or our ability to generate the revenues necessary to remain in business.

We depend on third parties for supplying our products and shipping them directly to consumers.

We do not own or operate any manufacturing or storage facilities and we are currently dependent on third-party suppliers in other locations, including overseas.  Therefore, we are, and in the future will continue to be, dependent upon our suppliers to ship on a timely basis the products ordered by consumers from our online store.  We also rely on our suppliers to comply with any applicable safety standards and state and local regulatory requirements, if any, at competitive prices.

Should our current suppliers be unable or unwilling in the future to meet our needs for any reason, we would have to find replacement product suppliers, and we cannot assure you that we would be able to do so, in default of which we would lose sales and marketing credibility as well as our ability to generate revenues.

Although we may own various intellectual property rights related to our online store, these rights may not provide us with any competitive advantage.

We use the brand name San West Inc. in our online stores.  We do not own or license rights to the products we sell from our online store.  It is possible that our brand name will infringe on the intellectual property rights of others, and that our assertions of intellectual property rights may not be enforceable or provide protection against competitive products or otherwise be commercially valuable.  Moreover, enforcement of intellectual property rights typically requires time consuming and costly litigation.  There is the possibility that others will independently develop substantially similar products.

Our inability to obtain sufficient financing will harm our development and growth strategy.

We will require substantial amounts of working capital to fund our business.  We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures through the next 12 months.  Our anticipation of the time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors, including those described in these Risk Factors and elsewhere in this prospectus.  We are uncertain that additional financing will be available to us on favorable terms when required, or at all.  If we are unable to obtain sufficient additional capital when needed, we could be forced to alter our business strategy, delay or abandon some of our development plans.  Any of these events would harm our business, financial condition and results of operation.  In addition, if we raise additional funds through the issuance of equity, equity-linked or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution.

Risks associated with our ability to manage expansion as a result of acquisitions.

The growth of our business depends in large part on our ability to manage expansion, control costs in our operations and consolidate dealership acquisitions into existing operations.  This strategy will entail reviewing and potentially reorganizing acquired dealership operations, corporate infrastructure and system and financial controls.  Unforeseen expenses, difficulties, complication and delays frequently encountered in connection with the rapid expansion of operations could inhibit our growth and adversely affect our financial condition, results of operations or cash flow.

Risks associated with our inability to identify suitable acquisition candidates.

We may be unable to identify acquisition candidates that would result in the most successful combinations or be unable to consummate acquisitions on acceptable terms.  The magnitude, timing and nature of future acquisitions will depend upon various factors, including the availability of suitable acquisition candidates, the negotiation of acceptable terms, our financial capabilities, the availability of skilled employees to manage acquired companies and general economic and business conditions.

We may be unable to obtain financing for the acquisitions that are available to us.

We are currently attempting to obtain financing for acquisition opportunities through equity investments which will result in material dilution to our existing stockholders.  We may be unable to obtain adequate financing for any acquisition, or that, if available, such financing will be on favorable terms.

The power sports industry is subject to cyclical movements in the economy.

Sales of power sports products, historically have been cyclical, fluctuating with general economic cycles.  During economic downturns, this industry tends to experience similar periods of decline and recession in the same manner as the general economy.  We believe that the industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, interest rates and credit availability.  We believe that the downturn within the industry in 2007 and to date is attributable to the following factors:

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Higher interest rates and decreased access to credit, as consumers face more stringent requirements in order to obtain financing for purchases;

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Rising food and energy costs, leaving consumers with less of their income for discretionary spending; and

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Overall fears of unemployment.

There can be no assurance that the industry will not experience sustained periods of declining sales in the future, and that such decline in sales would not continue to have a material adverse effect on our operations.

We are dependent on foreign manufacturers, particularly from China, for our products.

A significant portion of the products sold by us, as well as the components and accessories for these products are of foreign origin, primarily from China.  Accordingly, we are subject to the import and export restrictions of various jurisdictions and are dependent to some extent on general economic conditions and political relations with these foreign countries, particularly China.  In the event of a severe downturn in the Chinese economy or problems in political or economic relations between the U.S. and China, such as, for example, disputes relating to import duties, subsidies, etc., our business could be materially adversely affected.

Our future financial results are uncertain and our operating results may fluctuate, due to, among other things, consumer trends, seasonal fluctuations and market demand.

As a result of our lack of operating history, it is difficult to accurately forecast our revenue and we have little historical financial data upon which to base planned operating expenses.  We base our current and future expense levels on our operating plans and estimates of future expenses.  Our expenses are dependent in large part upon expenses associated with our proposed marketing expenditures and related overhead expenses, and the costs of hiring and maintaining qualified personnel to carry out our respective services.  Sales and operating results are difficult to forecast because they will depend on the growth of our customer base, changes in customer demands based on seasonal fluctuations and consumer trends, the degree of utilization of our advertising services as well as the mix of products and services sold.  As a result, we may be unable to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall.  This inability could cause our net losses in a given quarter to be greater than expected.

We may encounter substantial competition in our business and failure to compete effectively may adversely affect our ability to generate revenue.

We believe that existing and new competitors will continue to improve their products and introduce new products with competitive price and performance characteristics.  We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets.  Our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.  Important factors affecting our ability to compete successfully include:

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Sales and marketing promotions;

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Rapid and effective development of new, unique products;

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Branded name advertising; and

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Pricing.

In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share.  Sales and overall profitability could be reduced in either case.  In addition, competitors may enter our existing markets, or we will be unable to compete successfully against existing or new competition.

We rely on the services of certain key personnel.

Our business relies on the efforts and talents of our chief executive officer, Frank Drechsler and our chief financial officer, Bryan Britton.  The loss of their service could adversely affect the operations of our business, and could have a very negative impact on our ability to fulfill on our business plan.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected.  Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future.  Such failure could materially and adversely affect our future growth and financial condition.

We may have difficulty in attracting and retaining management and outside independent members to our board of directors as a result of their concerns relating to their increased personal exposure to lawsuits and stockholder claims by virtue of holding these positions in a publicly held company.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors.  Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending such claims.  We currently do carry limited directors and officers’ liability insurance.  Directors and officers’ liability insurance has recently become much more expensive and difficult to obtain.  If we are unable to continue or provide directors and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.

We may lose potential independent board members and management candidates to other companies that have greater directors and officers’ liability insurance to insure them from liability or to companies that have revenues or have received greater funding to date which can offer more lucrative compensation packages.  The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks.  As a company with limited operating history and resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

Our future revenues are unpredictable and our quarterly operating results may fluctuate significantly.

We cannot forecast with any degree of certainty whether any of our proposed products will ever generate revenue or the amount of revenue to be generated by any of our proposed products.  In addition, we cannot predict the consistency of our quarterly operating results.  Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

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Our ability to attract new and repeat customers;

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Our ability to keep current with the evolving requirements of our target market;

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The ability of our competitors to offer new or enhanced products; and

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Unanticipated delays or cost increases with respect to research and development.

We may fail to establish and maintain strategic relationships.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances.  We may not be able to enter into these strategic partnerships on commercially reasonable terms, or at all.  Even if we enter into strategic alliances, our partners may not attract significant numbers of customers or otherwise prove advantageous to our business.  Our inability to enter into new distribution relationships or strategic alliances could have a material and adverse effect on our business.

Legislative actions and potential new accounting pronouncements are likely to impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings, which will have an impact on our future financial position and results of operations.  The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives will increase our general and administrative costs as we will have to incur increased legal and accounting fees to comply with such rule changes.  Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense.  These and other potential changes could materially increase the expenses we report under accounting principles generally accepted in the United States, and adversely affect our operating results.

Acts of terrorism, responses to acts of terrorism and acts of war may impact our business and our ability to raise capital.

Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate, especially to the extent we depend upon activities imports from foreign countries, such as China.  In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict.  We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

Risk Factors Related the Equity Line of Credit and Our Common Stock

We are registering an aggregate of 8,500,000 shares of common stock to be issued under the Equity Line of Credit.  The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 8,500,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit.  The sale of these shares into the public market by Dutchess could depress the market price of our common stock.  As of December 31, 2009 , there were 124,960,828 shares of our common stock issued and outstanding.

Assuming we utilize the maximum amount available under the Equity Line of Credit, existing stockholders could experience substantial dilution upon the issuance of common stock.

Our Equity Line of Credit with Dutchess contemplates the potential future issuance and sale of up to $10,000,000 of our common stock to Dutchess subject to certain restrictions and obligations.  The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the Equity Line of Credit.  These examples assume issuances at a market price of $0.1288 per share and at 10 percent, 25 percent and 50 percent below $0.1288 per share.

The following table should be read in conjunction with the footnotes immediately following the table:

Percent below current market price	Price per share (1)	Number of shares issuable (2)	Shares outstanding (3)	Percent of outstanding shares (4)
5%	$0.1224	81,726,054	206,686,882	40%
10%	$01159	86,266,391	211,227,219	41%
25%	$0.0966	103,519,669	228,480,497	45%
50%	$0.0644	155,279,503	280,240,331	55%

(1)

Represents purchase prices equal to 92 percent of $0.14, or $0.1288 and potential reductions thereof of 10 percent, 25 percent and 50 percent.

(2)

Represents the number of shares issuable if the entire remaining commitment of $10,000,000 under the Equity Line of Credit were drawn down at the indicated purchase prices.

(3)

Based on 124,960,828 shares of common stock outstanding as of the date of this prospectus.

(4)

Percentage of the total outstanding shares of common stock after the issuance of the shares indicated, without considering any contractual restriction on the number of shares the selling stockholder may own at any point in time or other restrictions on the number of shares we may issue.

We May Not Have Access to the Full Amount under the Equity Line.

During the twelve months ended December 31, 2009, the average market price of our common stock was $0.09, after allowing for the one for 80 reverse split of our common stock which occurred on March 4, 2009, and the five for one forward split of our common stock which occurred on November 2, 2009.  There is no assurance that the market price of our common stock will increase substantially in the near future.  The entire remaining commitment under the Equity Line of Credit is $10,000,000.  Presuming we will maintain the market price of our common stock at $0.14, we need to issue 77,639,751 shares of common stock to Dutchess in order to have access to the full remaining amount under the Equity Line of Credit.  We are authorized to issue 300,000,000 shares of common stock and have 124,960,828 shares issued as of the date of this prospectus.

Dutchess will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a five percent discount to the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement.  Dutchess has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If Dutchess sells the shares, the price of our common stock could decrease.  If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds from the exercise of our put.

The Investment Agreement provides that the dollar value that we will be permitted to put to Dutchess will be either:

•

200 percent of the average daily volume (U.S. market only) of our common stock for the three Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three daily closing prices immediately preceding the Put Date; or

•

$100,000.

If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to exercise a put for $100,000, which may not provide adequate funding for our planned operations.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of net revenues which could lead to wide fluctuations in our share price.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In fact, during the period from January 1, 2009 until December 31, 2009, the high and low sale prices of a share of our common stock were $0.01 and $0.31, respectively, after allowing for the one for 80 reverse split of our common stock which occurred on March 4, 2009, and the five for one forward split of our common stock which occurred on November 2, 2009.  The volatility in our share price is attributable to a number of factors.  First, as noted above, the shares of our common stock are sporadically and/or thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our products and services.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

Shares eligible for future sale by our current stockholders may adversely affect our stock price.

The sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.  In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.  A number of our employees and consultants have elected to convert a portion of their compensation to shares of our common stock, and these shares have been registered for resale to the public.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our board of directors may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our board may deem relevant at that time.  We have issued shares of our common stock in payment for services in the past.  It is likely that we will issue additional securities to pay for services and reduce debt in the future.  It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

Our directors have the right to authorize the issuance of shares of our preferred stock and additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our articles of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series.  We have no intention of issuing shares of preferred stock at the present time.  Any issuance of shares of preferred stock could adversely affect the rights of holders of our common stock.

Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our stock would be proportionally reduced.  No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its price of $0.14 per share on December 31, 2009, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

The former San West Stockholders currently own in excess of 60 percent of our voting stock, in the aggregate, and, as a result, will have significant influence over stockholder decisions.

The former San West Stockholders presently control the right to vote in excess of 60 percent of all of our issued and outstanding common stock.  As a result of such ownership concentration, the stockholders will have significant influence over the management and affairs of our business, and will also exert considerable, ongoing influence over matters subject to stockholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of our business.  This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.

.

The elimination of monetary liability against our directors under our articles of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain provisions that eliminate the liability of our directors for monetary damages to San West and our stockholders.  Our bylaws also require us to indemnify our officers and directors.  We may also have contractual indemnification obligations under our agreements with our directors, officers and employees.  The foregoing indemnification obligations could result in San West incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage San West from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees, even though such actions, if successful, might otherwise benefit us and our stockholders.

Anti-takeover provisions may impede the acquisition of San West.

Certain provisions of the California Corporations Code have anti-takeover effects and may inhibit a non-negotiated merger or other business combination.  These provisions are intended to encourage any person interested in acquiring San West to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction.  As a result, certain of these provisions may discourage a future acquisition of San West, including an acquisition in which the stockholders might otherwise receive a premium for their shares.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain the current market price, or as to what effect the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Volatility in our common stock price may subject San West to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We may need to raise additional capital.  If we are unable to raise necessary additional capital, our business may fail or our operating results and our stock price may be materially adversely affected.

We may need to secure adequate funding.  If we are unable to obtain adequate funding, we may not be able to successfully develop and market our proposed products and our business will most likely fail.  We do not have commitments for additional financing, other than the Investment Agreement with Dutchess.  To secure additional financing, we may need to borrow money or sell more securities, which may reduce the value of our outstanding securities.  We may be unable to secure additional financing on favorable terms or at all.

Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders.  If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.  If we are unable to obtain adequate financing, we may have to curtail business operations, which would have a material negative effect on operating results and most likely result in a lower stock price.

An active trading market in our shares may not be sustained.

Although our shares of common stock are quoted for sale on the OTC Bulletin Board, currently there is only a limited trading market in our shares.  An active trading market in our shares may not be sustained.  Factors such as those discussed in this “Risk Factors” section may have a significant impact upon the market price of the securities to be distributed by us.  Many brokerage firms may not be willing to participate in transactions in a security if a low price develops in the trading of the security.  Even if a purchaser finds a broker willing to effect a transaction in our securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price.  Further, many lending institutions will not permit the use of our securities as collateral for any loans.

If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our common stock is limited, which make transactions in our stock cumbersome and may reduce the investment value of our stock.

Our shares of common stock are “penny stocks” because they are not be registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act.  For any transaction involving a penny stock, unless exempt, the rules require:

•

That a broker or dealer approve a person’s account for transactions in penny stocks; and

•

That the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

•

Sets forth the basis on which the broker or dealer made the suitability determination; and

•

That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

•

Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the United States Securities and Exchange Commission (the “SEC”).  We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.  We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.  We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock.

We may require additional financing to fund future operations, including expansion in current and new markets, programming development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies.  We may not be able to obtain financing on favorable terms, if at all.  If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock.  If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies.  For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control.  If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets.  The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus, we make a number of statements, referred to as “forward-looking statements” which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results.  We note, however, that these forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to San West and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate under the circumstances.

You can generally identify forward-looking statements through words and phrases such as “seek,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “budget,” “project,” “may be,” “may continue,” “may likely result,” and similar expressions.  When reading any forward-looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of San West, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

•

Whether or not markets for our proposed products develop and, if they do develop, the pace at which they develop;

•

Our ability to attract and retain qualified personnel to implement our growth strategies;

•

Our ability to fund our financing needs;

•

Competitive factors;

•

General economic conditions;

•

Changes in our business plan and corporate strategies; and

•

Other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned “Risk Factors” and “Business.”

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning San West and our business made elsewhere in this prospectus.  You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments.  We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Dutchess.  However, we will receive proceeds from the sale of our common stock to Dutchess pursuant to the Investment Agreement.  The proceeds from our exercise of the put option pursuant to the Investment Agreement will be used for working capital and general corporate expenses.

We propose to expend these proceeds as follows:

Use of Proceeds	If 100 percent, or 8,500,000 Shares are Sold	If 50 percent, or 4,250,000 Shares are Sold
Gross proceeds	$1,094,800	$547,400
Less offering expenses:
Legal fees	25,000	25,000
Printing of prospectus	1,000	1,000
Accounting and auditing fees	5,000	5,000
State securities fees	2,000	2,000
Transfer agent fees	1,000	1,000
Miscellaneous expenses	1,000	1,000
Total offering expenses	20,000	20,000
Net proceeds	$1,039,800	$492,400

Working capital needs include accounts payable and inventory.

Intentionally Left Blank.

MARKET PRICE OF AND DIVIDENDS ON
OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the OTCBB since May 18, 1999 under the symbol “HBSC.OB.”  Prior to that date, our common stock was not actively traded in the public market.  Since October 2001, our common stock has also been traded on the Berlin Stock Exchange under the symbol “HYT.”  Due to an 80 for one reverse split of the shares of the Human BioSystems Common Stock which occurred on March 4, 2009, our shares have traded under the symbol “HBSY.OB.”  As a result of the Merger, our common stock has been traded on the OTCBB since September 28, 2009 under the symbol “SNWT.OB.”

The following table sets forth, taking into consideration the one for 80 reverse split of our common stock which occurred on March 4, 2009, and the five for one forward split of our common stock which occurred on November 2, 2009, the high and low bid prices for our common stock on the OTCBB as reported by various Bulletin Board market makers.  The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

	High	Low
Quarter Ended:
March 31, 2008 June 30, 2008 September 30, 2008 December 31, 2008	$0.21 $0.19 $0.11 $0.03	$0.19 $0.16 $0.11 $0.03
Quarter Ended:
March 31, 2009 (1) June 30, 2009 September 30, 2009 December 31, 2009 (2)	$0.02 $0.03 $0.24 $0.31	$0.02 $0.03 $0.14 $0.14

_____________

(1)

This price takes into account the one for 80 reverse split which occurred on March 4, 2009.

(2)

This price takes into account the five for one forward split which occurred on November 2, 2009.

We currently have 124,960,828 shares of our common stock issued and outstanding, which are held of record and beneficially owned by 297 persons not including those shares held in “street name.”

Dividends

We have not paid or declared any dividends on our common stock, nor do we anticipate paying any cash dividends or other distributions on our common stock in the foreseeable future.  Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, if any, our financial requirements for future operations and growth, and other facts as our board of directors may then deem appropriate.

Before the Merger, San West was a privately-held company.  It is now our wholly-owned subsidiary.  Before the Merger, there was no public market for the securities of San West.  We have never declared or paid any cash dividends on our capital stock.

Securities Authorized for Issuance under Equity Compensation Plans

On July 21, 2009, our board of directors adopted the 2009 San West Long Term Equity Incentive Plan (the “Stock Incentive Plan”).  The Stock Incentive Plan provides for equity incentive benefits to awardees in the form of option rights or appreciation rights, restricted stock, restricted stock units, and/or performance shares or performance units.  The total number of shares of our common stock which may be awarded under the Stock Incentive Plan is 50,000,000.  If any awarded shares are forfeited, they become available for future issuance.  An annual aggregate limit of 5,000,000 shares is set for any participant.  The terms of each award are determined by the board and are to be evidenced in writing.  No equity awards have been issued under the Stock Incentive Plan as of the date of this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009 on an actual basis; and as adjusted to reflect the sale of 8,500,000 shares of common stock offered by this prospectus, at an assumed initial price of $0.1288 per share, after deducting estimated offering expenses payable by us.

This information should be read in conjunction with our Management’s Discussion and Analysis or Plan of Operation and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

We had a net loss of ($574,577) for the nine months ended September 30, 2009included in the accumulated deficit in the table below.

	September 30, 2009
	Actual	As Adjusted
Stockholders’ (deficit) equity: Preferred stock; no par or stated value; 50,000,000 shares authorized, no shares issued or outstanding	-0-	-0-
Common stock, no par or stated value; 300,000,000 shares authorized, 124,960,828 shares issued and outstanding, as adjusted (1)	1,572,439	2,647,239
Accumulated deficit	(933,652)	(933,652)
Total stockholders’ equity	638,787	1,713,587
Total capitalization	638,787	1,713,587

___________

(1)

Reflects the sale of the 8,500,000 shares included in this prospectus, at a price of $0.1288 per share.

Intentionally Left Blank.

SELECTED CONSOLIDATED FINANCIAL DATA

The following consolidated selected financial data for the years ended December 31, 2008 and 2007, are derived from our consolidated financial statements, which have been audited by The Blackwing Group, LLC, independent registered public accounting firm, and are included elsewhere in this prospectus.  The following selected financial data as of September 30, 2009 is derived from unaudited financial statements that, in our opinion, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position as of such date and results of operations for these periods.  Operating results for the nine-month period ended September 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009.  The data set forth below should be read in conjunction with our Financial Statements and Notes thereto included elsewhere in this prospectus and with “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

	Nine Months Ended September 30, 2009	Years Ended December 31, 2008 2007
Revenue	$546,620	602,311	15,283
Cost of goods sold	400,284	442,914	23,619
Gross profit	146,336	159,398	(8,336)
Selling, general & administrative expenses	684,462	452,820	17,526
Public Relations	(538,126)	(293,423)	(25,862)
Other income (expenses):
Other income	11,665	7,052	-
Other expense	(15,911)	(5.494)	-
Interest income	(32,205)	-	-
Total other income (expense)	(36,451)	1,559	-
Net loss	(574,577)	(291,864)	(25,862)
Provisions for income taxes	($0.01)	($0.00)	($0.00)
Net loss	101,655,784	87,864,642	84,479,524

Intentionally Left Blank.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion reflects our plan of operation.  This discussion should be read in conjunction with the financial statements which are attached to this prospectus.  This discussion contains forward-looking statements, including statements regarding our expected financial position, business and financing plans.  These statements involve risks and uncertainties.  Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Since the business previously operated by Human BioSystems no longer has any relevance, the discussion which follows relates primarily to our wholly-owned subsidiary, San West, Inc., a Nevada corporation.  Therefore, unless the context otherwise suggests, “we,” “our,” “us,” and similar terms, as well as references to “San West,” all refer to San West following the Merger which closed on June 5, 2009.  See “Business.”

Overview

Our goal is to become one of the largest dealers of off-road buggies in the United States through acquisitions and internal growth. We design, manufacture, sell and repair off-road buggies, and additionally provide after market performance products and accessories for buggies.  Our products are sold both at our store and online while our buggy repair services are sold and fulfilled at our store.  Our goal is to address the growing demand for off-road vehicles while offering our customers the highest quality products at the most affordable and competitive prices, following up with customer care and support services.

Our plan of growth is to capitalize on the growth of the U.S. market for Chinese made off-road buggies and go karts, as well as to establish master dealer arrangements with leading brands, continue to expand our online sales and to leverage our equity to negotiate and acquire synergistic businesses.

The motorsports industry is highly fragmented with an estimated 4,000 retail stores throughout the United States.  We are attempting to capitalize upon the consolidation opportunities available and increase our revenues and income by acquiring additional dealers and improving our performance and profitability.

We plan to maximize the operating and financial performance of our dealerships by achieving certain efficiencies that will enhance internal growth and profitability.  By consolidating our corporate and administrative functions, we believe we can reduce overall expenses, simplify dealership management and create economies of scale.

We will specifically target dealers in markets with strong buyer demographics that, due to under-management or under-capitalization, are unable to realize their market share potential and can benefit substantially from our systems and operating strategy.

Buggy World, located in Santee, California, is our primary location to sell buggies, modification parts, and accessories for off-road buggies built in China for the U.S. market.  We currently utilize a “just-in-time” inventory system which reduces our overall inventory expense and risk.  We ship all requested kits and products within 72 hours of each order.

Effects of U.S. Credit Markets on Vehicle Financing

Beginning in 2007, the U.S. credit markets have been dealing with the effects of numerous defaults by homeowners on “sub-prime” mortgage loans.  By December 2007 these defaults had also begun to increase with respect to mortgages considered to be of less credit risk than “sub-prime” mortgages.  Mortgage default rates continued to increase throughout 2008 and the first half of 2009.  While of late, the rate of default has leveled off, the rate of default is still at historically high levels.  Additionally, in 2008 and 2009, as a result of these defaults and other global credit problems, several banking institutions that have, in the past, provided vehicle financing for off-road buggies and other powersports equipment have either ceased doing business or have significantly limited the availability of financing for off-road buggies and other powersports equipment.  Furthermore, to the extent that financing continues to be available, it is generally only available to consumers with the highest credit ratings, but at interest rates between 7.3 percent to 21.1 percent per year, notwithstanding the Federal Reserve’s reduction of the federal discount rate to 0.50 percent effective December 15, 2008, a situation which can be directly attributed to significant tightening of the global credit markets.  During the year ended December 31, 2008, approximately 95 percent of our off-road buggy sales were financed compared to approximately 75 percent during the nine months ended September 31, 2009.  We believe that a significant portion of those sales were to customers who do not qualify as having the highest credit ratings and would therefore find it difficult to finance purchases of our products in the current economic environment.

Additionally, since the reduction in the value of the securities markets has reduced the disposable income of many consumers, including those with the highest credit ratings, our sales have also been negatively impacted by the high interest rates being charged to those who can obtain financing.  We believe that our sales will continue to be affected in a negative manner until the credit markets ease and financing becomes more readily available to potential customers for our products.

Effects of Changes in Fuel Costs

Fuel prices rose significantly during the first half of 2008, reaching an all-time high in July 2008, and then fell significantly during the third quarter as a result of a significant reduction in demand caused by a severe weakening of the global economy.  Increases in the price of gasoline to over $4.00 per gallon, during the first half of 2008, resulted in a reduction in demand for oil in the second half of 2008.  This reduction in demand has continued, to a slightly lesser degree, during the first quarter of 2009 due to the overall weak global economy.  Based on current economic forecasts for an extended global recession, we believe that it is reasonable to assume that there will continue to be a lessening of demand for oil throughout at least the first half of 2009, notwithstanding the lower price of oil.  To the extent that gas prices remain at their current level of approximately $2.95 per gallon for an extended period of time or fall even further, it is possible that consumers will feel that they have more discretionary income to spend on off-road buggies and other powersports equipment, which may be considered more for entertainment and not essential.  Notwithstanding these lower prices, there is no assurance that such lower gas prices will provide potential customers with more disposable income as a result of the overall weakness of the economy.

Effects of Increase in Unemployment

Recently, the rate of unemployment in the United States has reached a historically high level.  In addition to all of the other current economic factors contributing to a reduction in sales, it seems very likely that a continued increase in the unemployment rate will have a negative impact on sales.

Overall impact on our Future Earnings

We intend to continue to evaluate and analyze our business decisions through effective inventory management.  As described in the preceding paragraphs, the health of the U.S. economy, particularly the availability of credit and the discretionary spending power of potential customers, all will have an impact on our future earnings.  We believe that we may be able to counter a portion of the reduction in sales by focusing more on sales of used off-road buggies which have smaller ticket prices than new off-road buggies and provide us with profit margins that can be between 30 percent and 40 percent greater than sales of new off-road buggies.  Additionally, although our revenue per unit may be less, it appears that we have been able to maintain greater sales levels of smaller off-road buggies which even when sold new sell at prices significantly less than the larger models.  While we are hoping that this strategy will help to increase our sales through the remainder of 2009, until the credit markets are hopefully revived, there is no assurance that we will be successful.  Furthermore, in the event that we are able to successfully integrate additional dealerships and/or new brands into our existing business, we believe that this could result in greater sales margins and an even greater increase in earnings.  These greater sales margins would be created by the consolidation of expenses through the implementation of our superstore business plan, resulting in greater earnings per unit sold.  While it is management’s intent to pursue the goals described herein, we are uncertain that these goals will be achieved at any level.

Seasonality

Our products are subject to seasonality.  Traditionally, the off-road buggy season begins in early September and runs until May.

Impact of Inflation

General inflation in the economy has driven the operating expenses of many businesses higher, and, accordingly we have experienced increased salaries and higher prices for supplies, goods and services.  We continuously seek methods of reducing costs and streamlining operations while maximizing efficiency through improved internal operating procedures and controls.  While we are subject to inflation as described above, our management believes that inflation currently does not have a material effect on our operating results.  However, inflation may become a factor in the future.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported.  Note A of Notes to Financial Statements describes the significant accounting policies used in the preparation of the financial statements.  Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations.  Specifically, critical accounting estimates have the following attributes:

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We are required to make assumptions about matters that are highly uncertain at the time of the estimate; and

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Different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty.  We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances.  These estimates may change as new events occur, as additional information is obtained and as our operating environment changes.  These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known.  Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations.

In preparing our financial statements to conform to accounting principles generally accepted in the United States, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes.  These estimates include useful lives for fixed assets for depreciation calculations and assumptions for valuing options and warrants.  Actual results could differ from these estimates.

Inventories

Inventories are valued at the lower of cost or market.  Cost is determined on an average cost basis.  Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value.  San West’s inventory consists primarily of vehicle parts and complete vehicles.

Results of Operations

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 for San West, Inc.

Revenues.  During the year ended December 31, 2008, we generated revenue of $602,311 or $587,028 more than revenue of $15,283 generated during the year ended December 31, 2007.  The increase in sales is due mainly to the inclusion of Buggy World sales in 2008 as a result of its acquisition in August 2008.

Cost of Goods Sold (“COGS”).  During the year ended December 31, 2008, we generated  COGS of $442,914 or $419,29 more than COGS of $23,619 generated during the year ended December 31, 2007.  The increase in COGS is due to the inclusion of Buggy World in 2008 as a result of its acquisition in August of 2008.

General and Administrative Expenses.  Total general and administrative expenses in the year ended December 31, 2008 were $452,820, an increase from $17,526 for the year ended December 31, 2007.  The increase was due primarily to the inclusion of Buggy World in 2008 and resulting increases in personnel, facility, advertising, insurance and other general operating costs.

Net Loss.  As a result of the foregoing factors, our net loss increased to $291,864 for the year ended December 31, 2008, from a net loss of $25,862 for the year ended December 31, 2007.

Three and Nine Months Ended September 30, 2009 for San West Compared With Three and Nine Months Ended September 30, 2008 for Human BioSystems.

Revenues.  Net Revenue for the three months ended September 30, 2009 and 2008 was $217,099 and $141,534, respectively.  Net revenue for the nine months ended September 30, 2009 and 2008 was $546,620 and $166,219, respectively.  The three and nine month revenue gains compared to the same period last year were $75,565 (53 percent increase) and $380,401 (229 percent increase), respectively, and due mainly to the inclusion of Buggy World sales in 2009 as a result of its acquisition in August of 2008.

Gross Profit.  Gross profit for the three months ended September 30, 2009 and 2008 was $35,695 and $32,951, respectively.  Gross profit for the nine months ended September 30, 2009 and 2008 was $146,336 and $19,303, respectively.

Selling General and Administrative Expenses.  Selling, general and administrative expenses (“SG&A”) for the three months ended September 30, 2009 were $284,867, an increase of $138,065 from $146,802 for the three months ended September 30, 2008.  For the nine months ended September 30, 2009 SG&A expenses were $684,462, an increase of $523,681 from $160,781 for the nine months ended September 30, 2008.  The increase is due mainly to the purchase of Buggy World in August 2008 and resulting increases in personnel, facility, advertising, insurance and other general operating costs.

Other Income and Expense.  We incurred interest expense of $10,859 and $32,205 for the three and nine months ended September 30, 2009 with no interest expense in 2008.  Other income and other expense represent certain non-recurring items associated with our inventory and are expected to decrease substantially moving forward.

Net Loss.  As a result of the foregoing factors, our net loss was $262,184, or $0.01 per share, for the three months ended September 30, 2009 compared to a loss of $112,903, or $0.01 per share for the three months ended September 30, 2008.  For the nine months ended September 30, 2009, our net loss was $574,577, or $0.03 per share compared to a loss of $140,530, or $0.01 per share for the nine months ended September 30, 2008.

Liquidity and Capital Resources

Our primary source of liquidity has been cash generated by operations and capital raised through equity sales of our common stock.  As of September 30, 2009, we had $56,179 in cash and cash equivalents, compared to $6,252 as of December 31, 2008.

As of September 30, 2009, we had outstanding liabilities of $2,989,745.  Of this amount, approximately $2,772,795 is payable within 12 months.  In the event that we are unable to repay all or any portion of these outstanding amounts from cash from operations, we would be required to:

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Seek one or more extensions for the payment of such amounts;

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Refinance such debt to the extent available; Raise additional equity capital; or

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Consummate any combination of the foregoing transactions.

Inventory Management

We believe that successful inventory management is the most important factor in determining our profitability.  In the power sports business, and particularly as it relates to the sale of motorcycles, there is normally a limited timeframe for the sale of current year models.  For example, if we are unable to sell a significant portion of our 2009 models before the 2010 models are released, it could be very difficult for us to sell our remaining inventory of 2009 models.  Therefore, our goal is to limit sales of carryover products (i.e., products that remain in inventory after the release of new models) to no more than 10 percent of our total sales each year.  This is accomplished by making all of our purchasing decisions based on sales information for the prior year and then utilizing aggressive sales and marketing techniques during the early part of a model year in order to assure the timely sale of our products.

Financing Activities

Previous Dutchess Transactions.  From 2004 through 2007, Human BioSystems pursued various alternatives for raising capital.  Human BioSystems entered into an Investment Agreement with Dutchess effective June 28, 2004.  Pursuant to the terms of the Investment Agreement, Human BioSystems may have offered, through a series of puts, and Dutchess must have purchased from time to time, up to a maximum of 38,000,000 shares of our common stock, provided that Dutchess was not required to purchase shares of our stock with an aggregate purchase price in excess of $10,000,000.  The purchase price of shares purchased under the Investment Agreement was to be equal to 92 percent of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement.  The dollar value that Human BioSystems was permitted to put pursuant to the Investment Agreement was either: (A) 200 percent of the average daily volume in the U.S. market of our common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000.  No single put was to exceed $1,000,000.  We filed a registration statement on Form SB-2 in July 2004 to register for resale an aggregate of 38,000,000 shares of our common stock issuable under the Investment Agreement; this registration statement was declared effective on August 23, 2004.

Pursuant to the Investment Agreement, Dutchess acquired a total of 434,615 shares of our common stock for approximately $297,500 during the year ended December 31, 2005, 3,880,000 shares for approximately $643,700 during the year ended December 31, 2006 and an aggregate of 10,449,000 shares of our common stock for approximately $647,600 during the nine months ended September 30, 2007.

Because the registration of the 38,000,000 shares reserved for the Dutchess agreement was to expire in September, 2007, Human BioSystems registered 20,000,000 shares of our common stock in July, 2007 to allow continuation of the agreement with Dutchess.  Dutchess acquired a total of 19,662,900 shares of our common stock for approximately $321,100 during the year ended December 2007, and 337,000 shares of our common stock in exchange for approximately $2,000 during January 2008.

Because the 20,000,000 shares reserved for the Dutchess agreement was sold, Human BioSystems registered an additional 16,917,500 shares of our common stock in February, 2008 to allow continuation of the agreement with Dutchess.  Dutchess acquired a total of 557,200 shares for approximately $6,900 during February 2008, 440,000 shares for approximately $5,400 during March 2008, 1,276,000 shares for approximately $13,400 during April 2008, 2,225,700 shares for approximately $23,600 during May 2008, 1,829,505 shares for approximately $17,380 during June 2008, 2,868,144 shares for approximately $19,905 during July, 2008, 3,558,065 shares for approximately $22,133 during August, 2008, 2,664,135 shares for approximately $14,783 during September, 2008, and 349,200 shares for approximately $1,575 during October, 2008.

On January 5, 2009, we entered into a new Investment Agreement with Dutchess for an additional $5,000,000.  In February 2009, Human BioSystems sold 17,800 shares of common stock for $2,705 pursuant to the S-1 registration which became effective January 30, 2009.

Langley Transaction.  In July 2004, Human BioSystems entered into a Stock Purchase Agreement, whereby we issued 7,000,000 shares of our restricted common stock for 512,665 shares in Langley, a London-based institutional investment trust formed in February 2004 to invest in a diverse portfolio of U.S. small-cap companies.  Fifty percent of the free-trading Langley ordinary shares were held in escrow for two years as a downside price protection against our shares issued to Langley.  In the event of a decline in the market price of our common stock at the end of two years, we would be required to sell to Langley the amount of our Langley shares equal to (i) the original number of Langley shares issued as consideration under the Stock Purchase Agreement multiplied by (ii) the percentage decrease in the market price of our common stock.

The Purchase Agreement became effective during October 2004 when Langley was approved for trading by the UK Listing Authority and Langley shares began trading.  The holding period expired in October 2006 and Langley transferred the shares from escrow.  A finder’s fee of 25,600 shares, valued at approximately $6,600, was paid for this transfer.  As of December 31, 2006, we had a balance of 487,000 Langley shares, which were sold on January 30, 2007 for $140,700, for a net loss on investment of $7,600.

Ascendiant Securities, LLC.  In October 2005, Human BioSystems entered into an agreement with Ascendiant Securities, LLC (“Ascendiant”) providing that Ascendiant would act on a best-efforts basis as our financial advisor and non-exclusive placement agent in connection with the structuring, issuance and sale of our debt and equity securities for financing purposes.  The agreement, which has a term of six months, required us to pay Ascendiant a cash success fee and warrants for completed transactions that we approved.  The success fee was equal to ten percent of the gross proceeds from the sale of our securities; in addition, for transactions generating gross proceeds of $2,000,000 or more, we were required to issue Ascendiant 175,000 shares of our restricted common stock.  To date, no transactions have been presented to us by Ascendiant.

Loan Transactions.  In March 2006, Human BioSystems entered into a loan agreement with an independent lender.  The lender agreed to loan us an amount based on 50 percent of the value of a portfolio of 500,000 shares of our common stock (approximately $75,000).  These shares were held as collateral only.  The lender received a loan fee equal to five percent of the gross loan proceeds (approximately $3,700).  We received net funds of $71,250 from this loan, which was based on a formula and pricing period following the agreement date.  The agreement called for interest at the annual rate of 4.99 percent of the loan amount, payable quarterly, for a period of three years.  At maturity, we had the option to pay off the loan balance and receive the same number of shares pledged, sell the pledged shares under certain conditions, renew the loan under certain conditions, or forfeit the shares and not repay the loan.  In January of 2007 an additional 166,666 shares of stock were issued for collateral.  In December of 2007 we decided to forfeit all 666,666 shares as collateral and the loan was considered paid.

In November 2006, Human BioSystems entered into a loan transaction with Dutchess, and issued to Dutchess a promissory note (“First Dutchess Note”) with a face value of $1,200,000, with net proceeds to us from the transaction of $1,000,000 and an imputed annual rate of interest of 43.278 percent.  The First Dutchess Note matured on August 31, 2007.  Repayment of the face value was to be made monthly in the amount of $120,000, plus 50 percent of any proceeds raised over $120,000 per month from puts issued by us as collateral under the Investment Agreement (discussed above).  If the First Dutchess Note’s face value was not paid off by maturity, we were required to pay an additional 10 percent on the face value of the First Dutchess Note, plus 2.5 percent per month, compounded daily, until the First Dutchess Note is paid off.  We may be required to pay penalties if certain obligations under the First Dutchess Note are not met.  If we raise financing of more than $2,000,000, Dutchess may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the First Dutchess Note.  We issued 500,000 Holder Shares (restricted Common Stock to Dutchess as an incentive) on November 3, 2006, which carried piggyback registration rights in our next registration statement.  An additional 500,000 shares were required each time an eligible registration statement is filed and the shares are not included.  The balance payable on the First Dutchess Note as of June 30, 2008 was $236,400.

In May 2007, Human BioSystems entered into a second loan transaction with Dutchess and issued to Dutchess a second promissory note (“Second Dutchess Note”) with a face value of $462,000, with net proceeds to us from the transaction of $350,000 and an imputed annual rate of interest of 63.108 percent.  The Second Dutchess Note matured on April 15, 2008.  Repayment of the face value was to be made monthly in an amount of the greater of (i) 100 percent of the proceeds raised from puts given to Dutchess by us, exceeding $120,000 per month, or (ii) $51,333.

If we raised financing of more than $2,000,000, Dutchess had the right to require that we use the balance of any amount over $2,000,000 to pay any amounts due on the Second Dutchess Note.  If the Second Dutchess Note was not paid in full by the maturity date, the face value of the Second Dutchess Note was increased by 10 percent as an initial penalty, and we are required to pay an additional 2.5 percent per month on the face value, compounded daily, until paid in full.  In addition to the failure to pay the face value by the maturity date, the following events are also “Events of Default”: failure to make a payment within 10 calendar days of its due date; bankruptcy; our common stock is suspended or no longer listed on a recognized exchange; the registration statement for the underlying shares in the equity line is not effective and not cured within five days; we fail to carry out puts in a timely manner; any of our representations contained in the Agreement were false when made; or we breach the Second Dutchess Note.

Upon each and every Event of Default, Dutchess may increase the face value of the Second Dutchess Note by 10 percent and an additional 2.5 percent per month, compounded daily until the default is cured or the Second Dutchess Note is paid in full.  Dutchess may also elect to stop any further funding (excluding the equity line of credit), or may switch any residual amount of the face value of the Second Dutchess Note not paid at maturity into a three-year convertible debenture.  If Dutchess so chooses, we have 10 days to file a registration statement for the shares issuable upon conversion of the convertible debenture equal to 300 percent of the residual amount, plus interest and liquidated damages.  If we do not file the registration statement within 10 days, or the registration statement is not declared effective within 60 days, the residual amount will be increased by $5,000 per day.  Moreover, if we have an opportunity to accelerate the effectiveness of the registration statement but fail to do so, the residual amount will increase by $5,000 per day commencing the date the statement would have been declared effective.  The conversion rate will be the lesser of 50 percent of the lowest closing bid price for the previous 15 days or 100 percent of the lowest bid price for the preceding 20 days.  If Dutchess does not elect to convert the debenture into common stock prior to maturity, it will automatically be converted into shares upon maturity.  Finally, Dutchess may increase the monthly payment amount to fulfill the repayment of the residual amount.  If we do not cooperate, Dutchess may elect to increase the face value of the Note by 2.5 percent per day, compounded daily.

We have further agreed that we will not enter into any additional financing agreements without Dutchess’ express written consent.  We may not file any registration statement which includes any of our common stock exceeding one million shares, including those on Form S-8 exceeding 800,000 shares, until the Second Dutchess Note is paid in full or Dutchess gives written consent.  Dutchess agrees to allow one registration statement on Form SB-2 (now Form S-1) not to exceed 25,000,000 shares as a shelf registration.  If we issue any shares to a third party while the Second Dutchess Note is outstanding under terms Dutchess deems more favorable to the third party, Dutchess may elect to modify the terms to conform to the more favorable term or terms of the third party financing.  We have issued 250,000 shares of unregistered restricted common stock to Dutchess as an incentive for entering into the Second Dutchess Note.  The balance payable on the Second Dutchess Note as of June 30, 2008 was $120,000.

As a result of the Merger with San West, Inc., San West, Inc. assumed the liabilities under the November 2006 and May 2007 promissory notes to Dutchess Private Equities L.P.  In order to bring the notes current, Human BioSystems, its subsidiary and San West executed an Amendment to the Finance Documents on June 11, 2009 whereby the balance owing to Dutchess was acknowledged to be $650,000 in total or $327,526 greater than the carrying balance on the books of Human BioSystems as of June 5, 2009, the Effective Date of the Merger.  In addition, the amendment amended the financing documents to:

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Allow Dutchess conversion rights whether or not we are in default under Article 4 of the finance documents, and

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Article 8 “No Assignment” was deleted from the finance documents.  All other terms and conditions of all previously executed documents is to remain unchanged and in force.

We do not intend to use the proceeds from the equity line agreement to repay the Dutchess notes and that we are currently exploring other sources to repay such notes and we believe we will have the same ability to repay the indebtedness with or without the funds from the equity line.

We have also registered 20,000,000 shares of our common stock in January of 2006 for use in raising capital.  Through June 30, 2008, we have issued 19,942,821 of these shares.

In November 2007, we entered into a finance agreement for payment of our D&O insurance.  The total amount financed was $46,400 at an annual percentage rate of 9.41 percent.  The agreement called for monthly payments of approximately $5,400 per month through July 2008.  The balance payable as of June 30, 2008 was $5,200.

In December 2007, we commenced a private placement of 20,000,000 shares of common stock in Germany pursuant to Regulation S under the Securities Act.  In June, 2008, we increased the private placement from 20,000,000 to 25,000,000 shares.  As of September 30, 2008, we had sold 19,866,000 of these shares.

During the nine months ended September 30, 2009, San West:

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Received gross proceeds of $360,000 in exchange for 5,350,737 shares of common stock of which $125,000 or 1,611,108 shares were unissued as of September 30, 2009 and for which we paid $114,750 in finder’s fees;

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Received services valued at $62,640 in exchange for 696,000 shares of common stock which were unissued as of September 30, 2009;

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Received $60,944 upon the transfer of 1,229,253 shares from the existing outstanding shares of Harry Masuda, our former chief executive officer, net of finder’s fees of $31,256;

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Converted $231,500 of our Dutchess Notes and issued 2,800,000 shares of common stock; and

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Canceled 7,904,147 founders’ shares in exchange for a $100,000 promissory note.

Quantitative and Qualitative Disclosures About Market Risk

We conduct all of our transactions, including those with foreign suppliers and customers, in U.S. dollars. We are therefore not directly subject to the risks of foreign currency fluctuations and do not hedge or otherwise deal in currency instruments in an attempt to minimize such risks.  Demand from foreign customers and the ability or willingness of foreign suppliers to perform their obligations to us may be affected by the relative change in value of such customer or supplier’s domestic currency to the value of the U.S. dollar.  Furthermore, changes in the relative value of the U.S. dollar may change the price of our products relative to the prices of our foreign competitors.

Controls and Procedures

The term disclosure controls and procedures means controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act (15 U.S.C. 78a, et seq.) is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

The term internal control over financial reporting is defined as a process designed by, or under the supervision of, the issuer’s principal executive and principal financial officers, or persons performing similar functions, and effected by the issuer’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

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Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the issuer;

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Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the issuer; and

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Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the issuer’s assets that could have a material effect on the financial statements.

Our management, including our chief executive officer and chief financial officer, does not expect that our disclosure controls and procedures or our internal controls over financial reporting will prevent all error and all fraud.  A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.  Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Because of inherent limitations in all control systems, internal control over financial reporting may not prevent or detect misstatements, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within San West have been detected.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Evaluation of Disclosure and Controls and Procedures.  Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act.  Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States.  We carried out an evaluation, under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report.  The evaluation was undertaken in consultation with our accounting personnel.  Based on that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures are currently effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  As we develop new business or if we engage in an extraordinary transaction, we will review our disclosure controls and procedures and make sure that they remain adequate.

Changes in Internal Controls over Financial Reporting.  There were no changes in the internal controls over our financial reporting that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

This prospectus does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting.  Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit us to provide only management’s report in this prospectus.

Research and Development Expenses

All research and development costs are expensed as incurred.  The value of acquired in-process research and development is charged to expense on the date of acquisition.  Research and development expenses include, but are not limited to, payroll and personnel expense, lab supplies, preclinical studies, raw materials to manufacture our solution, manufacturing costs, consulting, legal fees and research-related overhead.  Accrued liabilities for raw materials to manufacture our solution, manufacturing costs and patent legal fees are included in accrued liabilities and included in research and development expenses.

Revenue Recognition

Revenue is recognized when earned in accordance with applicable accounting standard, including SOP 97-2, as amended.  Revenue from software arrangements with end users is recognized upon final delivery of the software, provided that collection is probable and no significant obligations remain.  Maintenance arrangement revenue is deferred and recognized over the service period

Stock-Based Compensation

As of July 1, 2009, we adopted the provisions of SFAS No. 123(R), Accounting for Stock-Based Compensation (“SFAS 123(R)”), which requires companies to recognize compensation cost for stock-based awards based on the estimated fair value of the award on date of grant.  We measure compensation cost at the grant date based on the fair value of the award and recognize compensation cost upon the probable attainment of a specified performance condition or over a service period.  We use the Black-Scholes option valuation model to calculate the fair value disclosures under SFAS 123(R).  In calculating this fair value, there are certain assumptions that we use consisting of the expected life of the option, risk-free interest rate, dividend yield, volatility and forfeiture rate.  The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

For common stock issued for services, San West applies the provisions of EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.  Together, EITF 96-18 and 00-18 address when an entity should measure the fair value of its equity instruments that it grants to non-employees in connection with an arrangement for goods or services and the method employed for recognition of the related expense.  We did not grant any stock-based awards in 2009 and 2008.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141 (R), Business Combinations (“SFAS 141 (R)”), which becomes effective for fiscal periods beginning after December 15, 2008.  SFAS No. 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method).  Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree.  In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains.  San West does not expect the adoption of this statement to have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“SFAS 160”) which becomes effective for fiscal periods beginning after December 15, 2008.  This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  The statement requires ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity.  The statement also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest with disclosure on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.  In addition this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated.  San West does not expect the adoption of this statement to have a material impact on its financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment to FASB Statement No. 115.  This statement permits companies to choose to measure many financial instruments and other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement of accounting for financial instruments.  This statement applies to all entities, including not for profit.

The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates.  This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

San West is currently assessing the impact adoption of SFAS No. 159 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement.  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This statement applies under other accounting pronouncements that require or permit fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  San West is currently assessing the impact of the adoption of SFAS No. 157 will have on its financial statements.

In December 2007, the FASB ratified EITF No. 07-1, Accounting for Collaborative Arrangements.  EITF 07-1 defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties.  EITF 07-1 also establishes the appropriate income statement presentation and classification for joint operating activities and payments between participants, as well as the sufficiency of the disclosures related to these arrangements.  EITF 07-1 is effective for fiscal years beginning after December 15, 2008, and would be applied retrospectively as a change in accounting principle for collaborative arrangements existing at the effective date.  San West is currently evaluating the potential impact, if any of EITF 07-1 on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB No. 133 Accounting for Derivative Instruments and Hedging Activities.  The use and complexity of derivative instruments and hedging activities have increased significantly over the past several years.  Constituents have expressed concerns that the existing disclosure requirements in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows.  Accordingly, this Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. San West does not expect the adoption of this statement to have an impact on its financial statements.

In May 2009, the FASB issued SFAS No. 165 Subsequent Events (“SFAS 165”).  SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  SFAS 165 sets forth (1) The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009.  We are evaluating the impact the adoption of SFAS 165 will have on our financial statements.

In June 2009, the FASB issued SFAS No. 166 Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 (“SFAS 166”).  SFAS 166 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  SFAS 166 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  We are evaluating the impact the adoption of SFAS 166 will have on our financial statements.

In June 2009, the FASB issued SFAS No. 167 Amendments to FASB Interpretation No. 46(R) (“SFAS 167”).  SFAS 167 improves financial reporting by enterprises involved with variable interest entities and to address (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, as a result of the elimination of the qualifying special-purpose entity concept in SFAS 166 and (2) constituent concerns about the application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity.  SFAS 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  We are evaluating the impact the adoption of SFAS 167 will have on our financial statements.

In June 2009, the FASB issued SFAS No. 168 The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162.  The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  SFAS 168 is effective for interim and annual periods ending after September 15, 2009.  All existing accounting standards are superseded as described in SFAS 168.  All other accounting literature not included in the Codification is non-authoritative.  The Codification is not expected to have a significant impact on our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

BUSINESS

The Merger

On April 3, 2009 (the “Effective Date”), Human BioSystems, a California corporation (“Human BioSystems”), Human BioSystems Acquisition Company, a Nevada corporation (the “Subsidiary”), and San West, Inc., a Nevada corporation (“San West”) entered into a Plan and Agreement of Triangular Merger (the “Plan of Merger”).

On June 5, 2009, in accordance with the Plan of Merger, San West became a wholly-owned subsidiary of Human BioSystems through a merger with the Subsidiary, and the San West Stockholders received 3.16 shares of the Human BioSystems common stock for each issued and outstanding share of San West common stock.  As a result, at the Effective Date, in exchange for 100 percent of the outstanding capital stock of San West, the San West Stockholders received 13,079,264 shares of the Human BioSystems common stock, which represents approximately 72.26 percent of the Human BioSystems common stock following the Merger.  In addition, 817,454 shares of the Human BioSystems common stock were issued to Dutchess Advisors, LLC as a finder’s fee.

On the Effective Date of the Merger, there were 3,995,541 shares of the Human BioSystems common stock outstanding owned by the Human BioSystems Stockholders who were not “affiliates” as defined in the Securities Act.  These 3,995,541 shares constituted the “public float” of Human BioSystems prior to the Merger and continue to represent the only shares of the Human BioSystems common stock that are currently eligible for resale under Rule 144.

The shares of Human BioSystems common stock issued to the San West Stockholders in connection with the Merger were not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering.  These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  Certificates representing these shares contain a legend stating the same.

Prior to the Merger, there were no material relationships between Human BioSystems or San West, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

Changes Resulting from the Merger

Human BioSystems intends to carry on the business of San West as our sole line of business.  Human BioSystems has relocated its principal executive offices to 10350 Mission Gorge Road, Santee, California 92069, and has a telephone number of (619) 258-8770.  We changed our name from Human BioSystems to San West, Inc. on July 31, 2009.  Since our acquisition of Buggy World, Inc. in August 2008, San West has also done business under the name of “Buggy World.”

Appointment of New Officers and Directors

Harry Masuda, David Winter, Paul Okimoto, and Luis Toledo resigned as officers and directors of Human BioSystems as of June 5, 2009.  There was no known disagreement with Messrs. Masuda, Winter, Okimoto, and Toledo on any matter relating to our operations, policies, or practices.  Pursuant to the terms of the Plan of Merger, Frank J. Drechsler and Bryan Britton were elected as new directors and officers of Human BioSystems, as of the Effective Date.  Todd M. Pritcher was elected as our corporate secretary, but he was replaced By Mr. Britton on November 2, 2009.  See “Management.”

Our Business and Products Going Forward

The discussion of our business after the Effective Date relates to San West.  Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” the “company” or “San West” are to the business of San West, Inc.  Inasmuch as we have cease all operations that were formerly conducted by Human BioSystems, the discussion of our business both past and future will be limited to San West, Inc., except where the context may refer to Human BioSystems in certain specific instances.  Further, as a condition of the Merger, all compensation and option agreements with the former officers and directors of Human BioSystems have been terminated.  However, we remain obligated to pay the debts of Human BioSystems reflected on its financial statements as of the date of the Merger.

Accounting Treatment; Change of Control

The Merger was accounted for as a “reverse merger,” as the stockholders of San West owned a majority of the outstanding shares of Human BioSystems common stock immediately following the Merger.  San West was deemed to be the acquirer in the reverse merger.  Consequently, the assets and liabilities and the historical operations of San West prior to the Merger are reflected in the financial statements and have been recorded at the historical cost basis of San West.  Our consolidated financial statements after completion of the Merger include the assets and liabilities of both Human BioSystems and San West, historical operations of San West and our Human BioSystems operations from the Effective Date of the Merger.  As a result of the issuance of the shares of our Human BioSystems common stock pursuant to the Merger, a change in control of Human BioSystems occurred on the Effective Date of the Merger.  Except as described herein, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a future change of control of Human BioSystems.  Human BioSystems, for the foreseeable future, will continue to be a "smaller reporting company," as defined under the Exchange Act, following the Merger.

Business Overview

We design, manufacturer, sell and repair off-road buggies, and additionally provide after market performance products and accessories for buggies.  Our products are sold both at our store and online while our buggy repair services are sold and fulfilled at our store.  Our goal is to address the growing demand for off-road vehicles while offering our customers the highest quality products at the most affordable and competitive prices, following up with customer care and support services.

Our plan of growth is to capitalize on the growth of the U.S. market for Chinese made off-road buggies and go karts, as well as to establish master dealer arrangements with leading brands, continue to expand our online sales and to leverage our equity to negotiate and acquire synergistic businesses.

Chinese manufacturers have taken the lead in production of the newest generation of off-road buggies and go karts that are being widely accepted by consumers in the United States resulting in a supply-demand issue in terms of quality repair shops capable of provides adequate support as well as in the development of modification kits and performance add-ons for them.  Our goal is to address this growing demand while offering our customers with the highest quality products at the most affordable and competitive prices, following up with excellent customer care and support services.

Our Industry

Off-road vehicles are a $13.5 billion market, according to the trade journal Off-Road Impact.  Off-road karting uses a four-wheeled powered vehicle designed for off-road use as opposed to the longer established activities of racing go karts used for racing on a paved road circuit.  Off-road karting is now a well established and popular activity with a burgeoning range of vehicles, options and adherents.

Just as the automobile is undergoing evolutionary changes, noticeably in the field of “off-road” use, the smaller recreational vehicles called “go karts” have spawned a new generation of vehicle for off-road use.  The origins of using a go kart sized vehicle for off-road use undoubtedly had many stages of development and claimants whose home-made vehicles were “the first” off-road go karts.  The first manufactured off-road go kart was from Honda who released in 1977 a vehicle they called the “Odyssey,” essentially an off-road go kart with a 250 cc two stroke engine, single seat, and a CVT automatic transmission.  The main differences to the traditional racing go kart were a bigger size of tires (giving greater ground clearance and off-road traction) and a roll cage.

The Odyssey proved to be a very popular vehicle and in 1985, Honda made major upgrades to the Odyssey and released the FL350.  Changes were an improved roll cage, 350 cc engine with electric starter, and a full front and back suspension system.  Then in late 1989, Honda released the FL 400.  In addition to the increased engine size (a liquid cooled 400 cc unit) it was available in an optional two side by side seating configuration and had its suspension improved to handle the extra load.  However, these modifications resulted in an expensive vehicle with disappointing sales which caused Honda to cease manufacture in 1990.

Although today these aging Honda units are still to be found and have an enthusiastic following, their main achievement was to create a pool of enthusiasts alerted to the possibilities of off-road small vehicle fun and keen to develop these possibilities.  Chinese manufacturers have taken the lead in the production of the newest generation of off-road buggies and go karts that are being widely accepted by U.S. consumers resulting in a supply-demand issue in terms of quality repair shops capable of providing adequate support as well as in the development of modification kits and performance add-ons for them.

Our Business Plan

It is our plan to maximize the operating and financial performance of our dealerships by achieving certain efficiencies.  We believe this will enhance internal growth and profitability.  We believe that by consolidating these functions we will be able to reduce overall expenses, simplify dealership management, create economies of scale with leveraged buying power and provide a level of expertise that would otherwise be unavailable to each dealership individually.

Our Primary Service Outlet.  BuggyWorld.net, located in Santee, California, is our primary location to sell buggies, modification parts, and accessories for off-road buggies built in China for the U.S. market.  We currently utilize a “just-in-time” inventory system which reduces our overall inventory expense and risk.  We typically carry about six of each available kit in stock at the time.  Additional parts can typically be received within 24-hours if we are currently out of stock.  We ship all requested kits and products within 72 hours of each order.

Online Strategy.  We have established an online sales presence at www.merchantdirectdepot.com and through Amazon wherein we sell our own products and resell others through strategic partnerships.  We believe that online sales will continue to be an important component of our growth strategy in that the nature of the business provides for greater price elasticity and less inventory risk than is available in a brick-and-mortar environment.

However, we intend to expand our brick and mortar presence to four stores which we expect will position us to negotiate exclusive sales rights on a regional basis for several key brands.  We believe operating leverage through store expansion is critical to our success in securing competitive advantages in the market with leading brand names.

We currently own the rights to the following Internet domains:

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www.buggyworld.net;

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www.buggynation.com;

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www.theoffroadspot.com;

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www.bmxturbo.com;

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www.joynerturbo.com;

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www.roketaturbo.com;

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www.letzgoracingoffroadcenter.com; and

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www.letsgoracingoffroadcenter.com.

Acquisition Strategy.  In August 2008, we purchased Buggy World, Inc., located in Santee, California, and now our primary service outlet, for $613,202 which we believe is extremely synergistic to our core offerings.  Buggy World achieved revenue of $1.6 million in sales during 2007 and is particularly well-positioned for growth in the Southern California region, which is our core market as well.  The purchase price was raised through loans from our stockholders and a loan from Cambio Enterprises, Inc.  According to the terms of the sale, we purchased 100 percent of the outstanding shares of Buggy World, Inc., which included all of the assets listed on its books at the time of the sale.  Buggy World, Inc. continues to operate as our wholly-owned subsidiary.  The financial statements attached to this prospectus reflect the activity of San West, Inc. for the years ending December 31, 2008 and 2007 and Buggy World, Inc. for the period from August 15, 2008 through December 31, 2008.

As we acquire new dealerships, we intend to automate as many functions as we can to reduce overall expenses, simplify operations and dealer management and to create economies of scale with leveraged buying power as well as to provide a level of expertise that would otherwise be unavailable to each dealership individually.

We have identified the following strategic components as integral to our overall success and profitability:

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Sales and Service Effectiveness.  Consumers have become more sophisticated in evaluating and purchasing products, as a result of the wide-spread availability of the Internet and greater access to information, and, as a result, require a more comprehensive offering, as well as intelligent and informative presentations.

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Competitive Workforce Development.  A significant portion of the compensation we pay to our sales staff is commission based.  We believe that commission-based compensation provides incentive for our salespersons to expend their greatest efforts to sell our products and services.  Since their compensation is directly related to our sales, our ability to hire successful salespersons is conditioned upon their belief that our dealerships will generate significant traffic necessary to maximize sales opportunities.

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E-Commerce and Mail Order Opportunities.  We have developed e-commerce and mail order strategies for the sales of parts and accessories that are expected to expand our customer base outside of our dealership territories.  We believe that the expansion of our business, over the Internet and through mail order business, will assist us in the development of a national presence and create customer interest to visit one of our stores, as well as create additional opportunities for strategic business relationships with dealerships outside of the territories where our dealerships are located.

Our Products

We specialize in developing and marketing products and services for off-road enthusiasts.  We conduct our business primarily at our facilities in San Diego, California.  We believe that the ratio of online transactions to our total transactions will continue to increase as the Internet population grows

We offer the following products and services to our customers:

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Buggy sales;

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Buggy repair;

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Turbo kits;

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Suspension work kits;

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Tires;

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Rims;

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Shocks;

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Spindles; and

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Pistons.

In addition to product sales, we also provide servicing and repair services for the products we sell as a courtesy to our customers, and third-party products as well.  These services, which are provided by mechanics, include crash repairs (body work) and normal wear and tear installation and repairs such as brake replacement, repair of exhaust systems, shock absorber replacement, battery replacement, oil changes and tune-ups.  We do not have any plans to increase this part of our business, in the future, as we do not believe that servicing and repairs offers any opportunity for producing significant income for our business.

Sales and Marketing

We plan to attend and present at industry tradeshows and also intend to market our products through television, radio, print and outdoor advertising.  Advertising costs will be funded primarily through cooperative advertising programs established by the manufacturers of the products.  Under these programs, most dealers have access to certain capital per unit sold during the previous year.  It is our strategy to acquire and use the maximum amount of advertising funds available to us.

Since our online store has been operated only since 2006, we currently do not have strong brand identity or brand loyalty.  We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers to our online store and developing additional relationships with suppliers and securing contracts to directly ship our products.  In order to attract customers to our online store and respond to competitive pressures, we may be forced to spend substantial funds to create and maintain brand recognition among consumers and suppliers.  We believe that advertising rates and the cost of our advertising campaigns in particular, could increase substantially in the future.  If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

Promotion and enhancement of our online store will also depend on our success in consistently providing high-quality products to our customers.  Since we rely on suppliers to directly ship products purchased to our customers, if our suppliers do not ship quickly, or if our consumers do not perceive the products we offer as superior, the value of the our San West brand could be harmed.  Any brand impairment or dilution could decrease the attractiveness of San West to one or more of these groups, which could harm our business, results of operations and financial condition.

Supplier Relationships

We have cultivated and maintained good relationships with our kart and accessory suppliers.  We have a team of employees dedicated to enhancing our relationship with existing suppliers and develop relationships with prospective suppliers.

Competition

The off-road power sports retailing industry is highly competitive with respect to price, service, location and selection.  There are an estimated 4,000 retail stores throughout the United States.  We compete with numerous dealerships in each of our market segments, many of which are large and have significant financial and marketing resources.  We also compete with private market buyers and sellers of used off-road kart dealers that sell used karts and other power sports products, service center chains and independent shops for service and repair business.  Some of these businesses are capable of operating on smaller gross margins than those on which we are capable of operating because they have lower overhead and sales costs.

In many states, dealerships have an exclusive five to 10-mile franchised territory, similar to automobile dealerships.  While franchised territories can sometimes restrict market entry and subsequently market penetration; franchise restrictions can likewise provide protection from over-saturation.

The principal competitive factors include size of customer base, customer loyalty, product breadth, availability of service, pricing and brand recognition.

We believe that the following competitive strengths enable us to compete effectively and to capitalize on the growth of the off-road kart market in the U.S. and distinguish us from our competitors:

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Exclusivity for Key Brands.  In San Diego, California we have exclusive rights to sell key brands which limits direct competition to our core target consumer base.

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Excellent Service Infrastructure.  We have the ability to service all makes and models including imports, which enables us to attract and expand our consumer service base and create potential for up-selling.

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Excellent Sales Force and Comprehensive Customer Service.  We place significant emphasis on technology, personnel and training to facilitate consistently superior customer service and support, which we believe is critical to our long-term success.

Intellectual Property

Our intellectual property rights include trademarks and Internet domain names, discussed above, associated with the names “Buggy Nation,” “Offroad Spot,” “BMS Turbo,” “JoynerTurbo,” “Roketaturbo,” “Letzgoracingoffroadcenter” and “Merchantdirectdepot” and copyright and other rights associated with our websites and other aspects of our business.

We regard our intellectual property as a factor contributing to our success going forward.  We rely on trademark and copyright law, trade secret protection, noncompetition and confidentiality agreements with our employees to protect our intellectual property rights.  We require our employees to keep confidential all information relating to our customers, methods, business and trade secrets during and after their employment with us.

In addition, we may depend on certain proprietary information such as sales data, strategies, customer lists, ideas, along with our management’s expertise in assessing potential investments, clients and marketing and other networking services, contracts and service agreements, and as such, our business depends on that proprietary information.  We believe we adequately safeguard this information.

We use the brand name San West Inc. on our online stores.  We do not own or license rights to the products we sell from our online store.  As a result, the products we resell or our brand name may infringe on the intellectual property rights of others, and our assertions of intellectual property rights may not be enforceable or provide protection against competitive products or otherwise be commercially valuable.  Moreover, enforcement of intellectual property rights typically requires time consuming and costly litigation.  It is always possible that others will independently develop substantially similar products.

Government Regulation

Our business is subject to federal, state and local laws, ordinances and regulations which establish various health and environmental quality standards, and liability related thereto, and provide penalties for violations of those standards.  Under certain laws and regulations, a current or previous owner or operator of real property may be liable for the costs of removal and remediation of hazardous or toxic substances or wastes on, under, in or emanating from such property.  Such laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances or wastes.  Certain laws, ordinances and regulations may impose liability on an owner or operator of real property where on-site contamination discharges into waters of the state, including groundwater.  Under certain other laws, generators of hazardous or toxic substances or wastes that send such substances or wastes to disposal, recycling or treatment facilities may be liable for remediation of contamination at such facilities.  Other laws, ordinances and regulations govern the generation, handling, storage, transportation and disposal of hazardous and toxic substances or wastes, the operation and removal of underground storage tanks, the discharge of pollutants into surface waters and sewers, emissions of certain potentially harmful substances into the air and employee health and safety.

Business operations subject to such laws, ordinances and regulations include the use, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, refrigerants, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels.  Our business is also subject to other laws, ordinances and regulations as the result of the past or present existence of underground storage tanks at our properties.  Certain laws and regulations, including those governing air emissions and underground storage tanks, have been amended so as to require compliance with new or more stringent standards as of future dates.  Compliance with new or more stringent laws or regulations, stricter interpretation of existing laws or the future discovery of environmental conditions may require additional expenditures on our part, some of which may be material.

Employees

As of the date of this prospectus, we have seven employees, all of whom are employed at our Santee, California dealership.  All of our employees were employed on a full-time basis including two executives, one salesperson, one administrative person, two service technicians and one clerical person.  We are not a party to a collective bargaining agreement with our employees and we believe that our relationship with our employees is satisfactory.

We do not currently anticipate that we will hire any additional employees in the next six months.  However, as our operations expand, we will need to employ the persons that we may need.  We do not feel that we would have any difficulty in locating needed help in Southern California.

From time-to-time, we anticipate that we will use the services of independent contractors and consultants to support our business development.  We believe our future success depends in large part upon the continued service of our senior management personnel and our ability to attract and retain highly qualified managerial personnel.

Properties

Our principal executive offices are located at 10350 Mission Gorge Road, Santee, California 92020, which is also the office and showroom for our San Diego dealership.  We lease this facility.  On August 12, 2008 we entered into a new lease for this facility, effective as of August 13, 2008 and continuing through July 31, 2013, at a rental rate of $13,500 per month.

Legal Proceedings

We are not engaged in any litigation, and we are unaware of any claims or complaints that could result in future litigation.  We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today’s business environment as an unfortunate price of conducting business.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning the directors and executive officers of San West as of the date of this prospectus:

Our directors and executive officers are:

Name	Age	Position(s)	Position(s) Held Since
Frank J. Drechsler	42	Chief Executive Officer and Chairman of the Board	2009
Bryan Britton	49	Chief Financial Officer, Secretary and Director	2009

The members of our board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors.  The number of the directors may be fixed from time to time by resolution duly passed by our board.  Our board has fixed the number of our directors at two.

Each director will hold office for the term for which elected and until his successor is elected and qualified or until his earlier death, resignation or removal.  Vacancies and newly created directorships resulting from any increase in the number of authorized directors may generally be filled by a majority of the directors then remaining in office.  The directors elect officers annually.  There are no family relationships among our directors and officers.

We may employ additional management personnel, as our board of directors deems necessary.  We have not identified or reached an agreement or understanding with any other individuals to serve in management positions, but do not anticipate any problem in employing qualified staff.

A description of the business experience during the past several years for our directors and executive officer is set forth below.

Frank J. Drechsler has been our chief executive officer and one of our directors since our inception, and served as our corporate secretary until July 2005.  Since 2002, Mr. Drechsler has been an officer and director of Krinner USA, Inc., a privately-held Nevada corporation (“Krinner”) which markets and sells Christmas tree stands designed in Germany.  Mr. Drechsler also works as a sales agent for Krinner but receives no compensation from Krinner when its products are sold on our online store.  Since July 2001, Mr. Drechsler has also been the president, secretary and a director of Finger Tip Drive, Inc., a Nevada corporation, which provides online computer data storage services.  From October 1998 to May 2001, Mr. Drechsler was the president and a director of Pacific Trading Post, Inc., a Nevada corporation, which marketed and sold products on the Internet within the outdoor sports industries, specifically in the areas of skate, surf and snow.  In January 1998, Mr. Drechsler co-founded and developed the business model for skatesurfsnow.com, where he was responsible for the day-to-day operations.  During 1997, Mr. Drechsler was self-employed as a consultant and helped start up companies develop sales and marketing programs.  From 1995 to December 1996, Mr. Drechsler was the international sales manager for Select Distribution.

Mr. Drechsler graduated from California State University, Fullerton with a Bachelor of Science degree in International Business in 1992.  Mr. Drechsler was previously an officer and director of Zowcom, Inc. a Nevada corporation, JPAL, Inc., a Nevada corporation, and Expressions Graphics, Inc., a Nevada corporation, all of which are reporting companies.  Mr. Drechsler is not an officer or director of any other reporting company.

Bryan Britton has been our chief financial officer since June 2009.  Mr. Britton co-founded LGR with our chief executive officer, Frank J. Drechsler, on August 12, 2008.  Between August 2004 and June 2007, Mr. Britton worked to develop aftermarket turbo kits, king shocks and other high performance accessories for the imported market.  In August 2004, Mr. Britton founded Letz Go Racing Off-Road Center in Lake Havasu City, Arizona, strictly importing off-road mini buggies, and managing operations.  In June 1980, Mr. Britton founded Britton’s Unique Auto Service, Inc., d.b.a. Britton’s Automotive Group in Huntington Beach, California.  Mr. Britton graduated with a master degree in all phases of automotive, service, repair and diagnosis from the Arizona Automotive Institute in Glendale, Arizona in 1979.  He also holds a master ASE certification.

Committees of the Board

We do not currently have an Audit, Executive, Finance, Compensation, or Nominating Committee, or any other committee of the board of directors.  However, we have adopted charters for these committees, in the event that we elect to implement them.  Copies of the charters for each proposed committee are attached to this prospectus as exhibits.

The responsibilities of these committees are fulfilled by our board of directors and all of our directors participate in such responsibilities, none of whom is “independent” as defined under Rule 4200(a)(15) of the NASD’s listing standards described below, as our financial constraints have made it extremely difficult to attract and retain qualified independent board members.  In addition, we do not currently have an “audit committee financial expert” as such term is defined in the Securities Act.  Since we do not have any of the subject committees, our entire board of directors participates in all of the considerations with respect to our audit, compensation and nomination deliberations.

Rule 4200(a)(15) of the NASD’s listing standards defines an “independent director” as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The following persons shall not be considered independent:

•

A director who is, or at any time during the past three years was, employed by the company;

•

A director who accepted or who has a Family Member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a Family Member who is an employee (other than as an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation.  Provided, however, that in addition to the requirements contained in this paragraph, audit committee members are also subject to additional, more stringent requirements under Rule 4350(d).

•

A director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•

A director who is, or has a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs.

•

A director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

•

A director who is, or has a Family Member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

We hope to add qualified independent members of our board of directors at a later date, depending upon our ability to reach and maintain financial stability.

Audit Committee

The entire board of directors performs the functions of an audit committee, but no written charter governs the actions of the board when performing the functions of what would generally be performed by an audit committee.  The board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting.  In addition, the board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nomination Committee

Our size and the size of our board, at this time, do not require a separate nominating committee.  When evaluating director nominees, our directors consider the following factors:

•

The appropriate size of our board of directors;

•

Our needs with respect to the particular talents and experience of our directors;

•

The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board;

•

Experience in political affairs;

•

Experience with accounting rules and practices; and

•

The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new board members.

Our goal is to assemble a board that brings together a variety of perspectives and skills derived from high quality business and professional experience.  In doing so, the board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the board may also consider such other factors as it may deem are in our best interests as well as our stockholders.  In addition, the board identifies nominees by first evaluating the current members of the board willing to continue in service.  Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination.  If any member of the board does not wish to continue in service or if the board decides not to re-nominate a member for re-election, the board then identifies the desired skills and experience of a new nominee in light of the criteria above.  Current members of the board are polled for suggestions as to individuals meeting the criteria described above.  The board may also engage in research to identify qualified individuals.  To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.  The board does not typically consider stockholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the directors and certain of the officers, and persons holding more than 10 percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the Securities and Exchange Commission.  Such persons are also required to furnish management with copies of all forms so filed.

Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, we are not aware of any persons who during the year ended December 31, 2008, were directors, officers, or beneficial owners of more than 10 percent of our common stock, and who failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act during such fiscal year.

Communication with Directors

Stockholders and other interested parties may contact any of our directors by writing to them at San West, Inc., 10350 Mission Gorge Road, Santee, California 92071, Attention: Corporate Secretary.

Our board has approved a process for handling letters received by us and addressed to any of our directors.  Under that process, the Secretary reviews all such correspondence and regularly forwards to the directors a summary of all such correspondence, together with copies of all such correspondence that, in the opinion of the Secretary, deal with functions of the board or committees thereof or that he otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by us that is addressed to members of the board and request copies of such correspondence.

Conflicts of Interest

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate.  These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers.  These activities may give rise to conflicts between or among the interests of San West and other businesses with which our affiliates are associated.  Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our stockholders will have any right to require participation in such other activities

.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities.  We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

Code of Ethics for Senior Executive Officers and Senior Financial Officers

We have adopted an amended Code of Ethics for Senior Executive Officers and Senior Financial Officers that applies to our president, chief executive officer, chief operating officer, chief financial officer, and all financial officers, including the principal accounting officer.  The code provides as follows:

•

Each officer is responsible for full, fair, accurate, timely and understandable disclosure in all periodic reports and financial disclosures required to be filed by us with the Securities and Exchange Commission or disclosed to our stockholders and/or the public.

•

Each officer shall immediately bring to the attention of the audit committee, or disclosure compliance officer, any material information of which the officer becomes aware that affects the disclosures made by us in our public filings and assist the audit committee or disclosure compliance officer in fulfilling its responsibilities for full, fair, accurate, timely and understandable disclosure in all periodic reports required to be filed with the Securities and Exchange Commission.

•

Each officer shall promptly notify our general counsel, if any, or the president or chief executive officer as well as the audit committee of any information he may have concerning any violation of our Code of Business Conduct or our Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in our financial reporting, disclosures or internal controls.

•

Each officer shall immediately bring to the attention of our general counsel, if any, the president or the chief executive officer and the audit committee any information he may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to us and the operation of our business, by us or any of our agents.

•

Any waiver of this Code of Ethics for any officer must be approved, if at all, in advance by a majority of the independent directors serving on our board of directors.  Any such waivers granted will be publicly disclosed in accordance with applicable rules, regulations and listing standards.

We have posted a copy of our Code of Ethics on our website at www.buggyworld.net.  In addition, we have filed a copy of our Code of Ethics as Exhibit 10.3 to our filing on Form 8-K/A filed with the Securities and Exchange Commission on June 9, 2009.  We will provide to any person without charge, upon request, a copy of our Code of Ethics.  Any such request should be directed to our corporate secretary at 10350 Mission Gorge Road, Santee, California 92071, telephone (619) 258-8770, and telecopier (619) 449-9064, or by e-mail frank@buggyworld.net.  The information contained in our website shall not constitute part of this prospectus.

Our principal executive offices are located at 10350 Mission Gorge Road, Santee, California 92071.  Our email address is frank@buggyworld.net.

Summary of Cash and Certain Other Compensation

At present we have only two executive officers.  The compensation program for future executives will consist of three key elements which will be considered by a compensation committee to be appointed:

•

A base salary;

•

A performance bonus; and

•

Periodic grants and/or options of our common stock.

Base Salary.  Our chief executive officer and all other senior executive officers receive compensation based on such factors as competitive industry salaries, a subjective assessment of the contribution and experience of the officer, and the specific recommendation by our chief executive officer.

Performance Bonus.  A portion of each officer’s total annual compensation is in the form of a bonus.  All bonus payments to officers must be approved by our compensation committee based on the individual officer’s performance and company performance.

Stock Incentive.  Stock options are granted to executive officers based on their positions and individual performance.  Stock options provide incentive for the creation of stockholder value over the long term and aid significantly in the recruitment and retention of executive officers.  The compensation committee considers the recommendations of the chief executive officer for stock option grants to executive officers (other than the chief executive officer) and approves, disapproves or modifies such recommendation.  See “Market Price of and Dividends on our Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans.”

Summary Compensation Table

The following table sets forth, for our named executive officers for the two completed fiscal years ended December 31, 2008 and 2007, and for the nine months ended September 30, 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Harry Masuda (1)	2007	180,000	-0-	-0-	-0-	-0-	-0-	3,100	183,100
Harry Masuda (1)	2008	90,000	-0-	-0-	-0-	-0-	-0-	3,200	93,200
Harry Masuda (1)	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Frank J. Drechsler (2)	2009	-0-	-0-	-0-	-0-	-0-	-0-
Bryan Britton (2)	2009	97,500	-0-	-0-	-0-	-0-	-0-

__________

(1)

Our former chief executive officer.  The other compensation for Mr. Masuda represents corporate office allowance of $800 per quarter for use of his home and facilities for our business during 2007 and an allowance of $200 per month for 2008.  As a result of the Merger, Mr. Masuda was replaced as our chief executive officer.  See “Business – The Merger.”

(2)

Our current chief operating officer.  Mr. Drechsler became our chief executive officer as a result of the Merger.  See “Business – The Merger.”

(3)

Our current chief financial officer.  Mr. Britton became our chief financial officer as a result of the Merger.  See “Business – The Merger.”

Intentionally Left Blank.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for each of our named executive officers as of the end of our last completed fiscal year, December 31, 2008, and for the nine months ended September 30, 2009:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Masuda (1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
F. Drechsler (2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
B. Britton (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

__________

(1)

Our former chief executive officer.  As a result of the Merger, Mr. Masuda was replaced as our chief executive officer.  See “Business – The Merger.”

(2)

Our current chief operating officer.  Mr. Drechsler became our chief executive officer as a result of the Merger.  See “Business – The Merger.”

(3)

Our current chief financial officer.  Mr. Britton became our chief financial officer as a result of the Merger.  See “Business – The Merger.”

Director Compensation

The following table provides concerning the compensation of our directors as of the end of our last completed fiscal year, December 31, 2008, and for the nine months ended September 30, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frank J. Drechsler (1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Bryan Britton (2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-

__________

(1)

Our chief executive officer.  Mr. Drechsler became our chief executive officer as a result of the Merger.  See “Business – The Merger.”

(2)

Our chief financial officer.  Mr. Britton became our chief financial officer as a result of the Merger.  See “Business – The Merger.”

Employment Agreements

As of the date of this prospectus, we do not have any employment agreements with our employees.

Director Compensation

Our directors do not receive compensation for their services as directors.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

During the last two fiscal years, we have had no changes in or disagreements with our accountants on accounting and financial disclosure.  The financial statements included in this prospectus were prepared by The Blackwing Group, LLC, the auditors of San West, Inc. prior to the Merger, inasmuch as the financial statements of Human BioSystems before the Merger are not pertinent to our business after the Merger.  L. L. Bradford & Company, LLC, the auditors of Human BioSystems prior to the Merger, continue as our auditors.

CERTAIN TRANSACTIONS

Due to the Merger, several of our officers and directors received shares of our common stock.  See “Business – The Merger.”

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of all shares of our common stock as of the date of this prospectus by:

•

Each person who owns beneficially more than five percent of the outstanding shares of our common stock;

•

Each director of San West;

•

Each named executive officer of San West; and

•

All directors and officers of San West as a group.

	Common Stock Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
Frank J. Drechsler (3)	30,011,780	24.02
Bryan Britton (4)	5,000,000	4.00
All directors and officers as a group (two persons)	35,011,780	28.02
Vladimir Cood	19,855,555	15.89

(1)

Unless otherwise indicated, the address for each of these stockholders is c/o San West, Inc., 10350 Mission Gorge Road, Santee, California 92069.  Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to his shares of our common stock beneficially owned.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC.  For purposes of calculating the percentage beneficially owned, the number of shares of our common stock deemed outstanding is 124,960,828 as of the date of this prospectus.

(3)

Mr. Drechsler is our chairman and chief executive officer.

(4)

Mr. Britton is our chief financial officer and secretary.

As indicated in the table above, our executive officers and directors beneficially own, in the aggregate, 28.02 percent of our outstanding common stock.  As a result, these stockholders may, as a practical matter, be able to influence all matters requiring stockholder approval including the election of directors, merger or consolidation and the sale of all or substantially all of our assets.  This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

Other than as stated herein, there are no arrangements or understandings, known to us, including any pledge by any person of our securities:

•

The operation of which may at a subsequent date result in a change in control of San West; or

•

With respect to the election of directors or other matters.

SELLING STOCKHOLDER

Based upon information available to us as of January 4, 2010, the following table sets forth the name of the selling stockholder, the number of shares of common stock owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding shares that the selling stockholder will own after the sale of the registered shares, assuming all of the shares are sold.  The information provided in the table and discussions below has been obtained from the selling stockholder.  The selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act.  As used in this prospectus, “selling stockholder” includes donees, pledges, transferees or other successors in interest selling shares of our common stock received from the named selling stockholder as a gift, pledge, distribution or other non sale-related transfer.

Provided, however, notwithstanding anything to the contrary in the Investment Agreement, in no event shall Dutchess be entitled to purchase that number of shares of our common stock, which when added to the sum of the number of shares of our common stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the Exchange Act), by Dutchess, would exceed 4.99 percent of the number of shares of our common stock outstanding on any Closing Date under the Investment Agreement, as determined in accordance with Rule 13d-1(j) of the Exchange Act.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act.  Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

We previously entered into an Investment Agreement, effective June 28, 2004, with the selling stockholder to raise up to $10,000,000 through an equity line of credit.  On August 20, 2004 , we registered an aggregate of 38,000,000 shares of common stock under a registration statement on Form SB-2 for issuance and sale under that equity line of credit.  Pursuant to the Investment Agreement, the selling stockholder acquired 137,500 shares of our common stock in exchange for approximately $47,300 during January 2006, 607,500 shares for approximately $175,000 during March 2006, 110,100 shares for approximately $32,900 during April 2006, 31,000 shares for $4,900 during June 2006, 284,400 shares for $50,000 during July 2006, 878,500 shares for $145,300 during August 2006, 188,000 shares for $25,000 during September 2006, 246,400 shares for $31,000 during October 2006, 388,800 shares for $42,000 during November 2006, and 1,007,800 shares for approximately $90,300 during December 2006.  In addition, under that equity line of credit, we registered an aggregate of 20,000,000 shares of common stock under a registration statement on Form SB-2 on August 20, 2004, an aggregate of 35,337,091 shares of common stock under a registration statement on Form SB-2 on June 27, 2007, and an aggregate of 16,917,464 shares of common stock under a registration statement on Form S-1 on January 2, 2008.  Pursuant to the Investment Agreement, the selling stockholder acquired 557,166 shares of our common stock in exchange for approximately $6,908 during February 2008, 440,000 shares for approximately $5,460 during March 2008, 1,276,000 shares for approximately $13,398 in April 2008, 2,225,725 shares for approximately $23,573 in May 2008, 1,829,502 shares for approximately $17,380 in June 2008, 2,868,144 shares for approximately $19,905 in July 2008, 3,558,065 shares for approximately $22,133 in August 2008, 2,644,135 shares for approximately $14,783 in September 2008, and 349,200 shares for approximately $1,573 in October 2008.

In November 2006, we entered into a loan transaction with the selling stockholder, and issued to the selling stockholder a Promissory Note (the “First Note”) with a face value of $1,200,000, with net proceeds to us from the transaction of $1,000,000 and an imputed annual rate of interest of 43.278 percent.  The First Note matures on August 31, 2007.  Repayment of the face value will be made monthly in the amount of $120,000, plus 50 percent of any proceeds raised over $120,000 per month from puts issued by us as collateral.  Thirty such puts were issued and are to be used only in the case of a default under the terms of the loan agreement.  If the First Note’s face value is not paid off by maturity, we will be required to pay an additional 10 percent on the face value of the First Note, plus 2.5 percent per month, compounded daily, until the First Note is paid off.  We may be required to pay penalties if certain obligations under the First Note are not met.  If we raise financing of more than $2,000,000, the selling stockholder may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the First Note.  We issued 500,000 Holder Shares, which will carry piggyback registration rights in the next registration statement that we file.  We will be required to issue an additional 500,000 shares each time an eligible registration statement is filed and the Holder Shares are not included.

In May 2007, we entered into a loan transaction with the selling stockholder and issued a Promissory Note (the “Second Note”) with a face value of $462,000.  The net proceeds from the transaction, approximately $385,000, will be used for general working capital.  Pursuant to terms of the Second Note, payments made to the selling stockholder in satisfaction of the Second Note shall be in an amount of the greater of 1) 100 percent of proceeds raised from puts given to the selling stockholder, exceeding a threshold amount of $120,000 per month, or $51,333.00 per month on the face amount of the Second Note.  The Second Note matures on April 15, 2008.  Repayment of the Second Note will be made monthly in the amount of:

•

100 percent of any proceeds raised over $120,000 per month from puts made pursuant to the Investment Agreement; or

•

$51,333.00, whichever is greater.

The payment shall be made on the 15th of each month or upon immediately available funds exceeding the threshold amount of proceeds raised from puts.  If we raise financing of more than $2,000,000, the selling stockholder may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the Second Note.  If the Second Note is not paid in full by the maturity date, the face value of the Second Note will be increased by 10 percent as an initial penalty, and we will pay an additional 2.5 percent per month on the face value, compounded daily, until paid in full.  Upon each and every event of default (as defined in the Second Note).  The selling stockholder may also increase the face value of the Second Note by 10 percent and an additional 2.5 percent per month, compounded daily until the default is cured or the Second Note is paid in full.  The selling stockholder may also elect to stop any further funding of us (excluding the Equity Line of Credit), or may switch any residual amount of the face value of the Second Note not paid at maturity into a three-year convertible debenture.  This amount of indebtedness under the Second Note may not be reduced or relieved by our issuance of common shares under the Investment Agreement.

If the selling stockholder so chooses, we have 10 days to file a registration statement for the shares issuable upon conversion of the convertible debenture equal to 300 percent of the residual amount, plus interest and liquidated damages.  If we do not file the registration statement within 10 days, or the registration statement is not declared effective within 60 days, the residual amount will be increased by $5,000 per day.  Moreover, if we have an opportunity to accelerate the effectiveness of the registration statement but fails to do so, the residual amount will increase by $5,000 per day commencing the date the statement would have been declared effective.  The conversion rate will be the lesser of 50 percent of the lowest closing bid price for the previous 15 days or 100 percent of the lowest bid price for the preceding 20 days.  If the selling stockholder does not elect to convert the debenture into common stock prior to maturity, it will automatically be converted into shares upon maturity.  Finally, the selling stockholder may increase the monthly payment amount to fulfill the repayment of the residual amount.  If we do not cooperate, the selling stockholder may elect to increase the face value of the Note by 2.5 percent per day, compounded daily.

We do not intend to use the proceeds from the equity line agreement to repay the Dutchess notes and that we are currently exploring other sources to repay such notes and we believe we will have the same ability to repay the indebtedness with or without the funds from the equity line.

The Second Note also provides that we will not enter into any additional financing agreements without the selling stockholder’s express written consent.  We also may not file any registration statement which includes any of our common stock exceeding one million shares, including those on Form S-8 exceeding 800,000 shares, until the Second Note is paid in full or the selling stockholder gives written consent (the selling stockholder has agreed to allow one registration statement on Form S-1 not to exceed 25,000,000 shares as a shelf registration).  If we issue any shares to a third party while the Second Note is outstanding under terms the selling stockholder deems more favorable to the third party, the selling stockholder may elect to modify the terms to conform to the more favorable term or terms of the third party financing.  We have issued to the selling stockholder 250,000 shares of unregistered restricted common stock as an incentive for entering into the Second Note, and have paid closing costs and related expenses of $35,000 associated with the transaction.

On January 6, 2009, we entered into an Investment Agreement with the selling stockholder to raise up to an additional $10,000,000 through an equity line of credit.

On December 18, 2009, we entered into an Investment Agreement with the selling stockholder to raise up to an additional $10,000,000 through an equity line of credit.

The foregoing transactions with the selling stockholder did not have material impact on the market price of our common stock, although stock price usually decreases upon the occurrence of such a transaction.  Except as described above, to our knowledge, the selling stockholder has not had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

Beneficial Ownership of Common Shares Prior to this Offering			Number of Shares to be Sold Under this Prospectus (1)	Beneficial Ownership of Common Shares after this Offering
Selling Stockholder	Number of Shares	Percent of Class		Number of Shares (3)	Percent of Class
Dutchess Opportunity Fund, II, LP (4)	-0-	-0-	8,500,000 (2)	2,093,145	0.015

(1)

These numbers assume the selling stockholder sells all of its shares after the completion of the offering.

(2)

The number of shares set forth in the table represents an estimate of the number of common shares to be offered by the selling stockholder.  We have assumed the sale of all of the common shares offered under this prospectus will be sold.  However, as the selling stockholder can offer all, some or none of its common stock, no definitive estimate can be given as to the number of shares that the selling stockholder will offer or sell under this prospectus.

(3)

In addition to the shares to be issued pursuant to the Equity Line of Credit, we have agreed to issue to Dutchess $400,000 worth of our common stock, or 2,093,145 shares as a Commitment Fee.  The amount of shares to be issued was determined by dividing the amount of the Commitment Fee by the lowest closing Best Bid price of our common stock for the 10 Trading Days immediately preceding December 18, 2009, the date of the Investment Agreement.  Such shares are to be covered by the Registration Rights Agreement executed in connection with the Investment Agreement, but are not covered by the registration statement with respect to this prospectus.

(4)

Douglas Leighton and Michael Novielli are the managing members of Dutchess Capital Management II, LLC, which is the general partner of Dutchess Opportunity Fund, II, LP, and share dispositive power over the shares.

DESCRIPTION OF SECURITIES

The authorized capital stock of San West consists of 300,000,000 shares of common stock, no par value per share (the “common stock”) and 50,000,000 shares of preferred stock, no par value per share (the “preferred stock”).  As of the date of this prospectus, 124,960,828 shares of our common stock were issued and outstanding.  No shares of our preferred stock are issued and outstanding.

The following description of certain matters relating to our securities is a summary and is qualified in its entirety by the provisions of San West’s articles of incorporation and bylaws.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to provide for the issuance of shares of our preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on the rights.  The holders of our preferred stock do not have any cumulative voting rights or preemptive or subscription rights by virtue of their ownership of our preferred stock.  The preferences, powers, rights and restrictions of different series of our preferred stock may vary with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, purchase funds, and other matters.  The issuance of a series of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock.  Likewise, any issuance may have the effect of delaying, deferring or preventing a change in control of San West.  As of the date of this prospectus, our board has issued no shares of our preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders.  The holders of the common stock have the sole right to vote, except as otherwise provided by law, by our articles of incorporation, or in a statement by our board of directors in a Preferred Stock Designation.

In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds, subject to the payment of preferential dividends or other restrictions on dividends contained in any Preferred Stock Designation, including, without limitation, the Preferred Stock Designation establishing a series of preferred stock described above.  In the event of the dissolution, liquidation or winding up of San West, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities, subject to the preferential distribution rights granted to the holders of any series of our preferred stock in any Preferred Stock Designation, including, without limitation, the Preferred Stock Designation establishing a series of our preferred stock described above.

The holders of the common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of California.  Accordingly, excluding any voting rights granted to any series of our preferred stock, the holders of more than 50 percent of the issued and outstanding shares of the common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of the common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors.  All outstanding shares of the common stock are fully paid and nonassessable.

The laws of the State of California provide that the affirmative vote of a majority of the holders of the outstanding shares of our common stock and any series of our preferred stock entitled to vote thereon is required to authorize any amendment to our articles of incorporation, any merger or consolidation of San West with any corporation, or any liquidation or disposition of any substantial assets of San West.

Options

As of the date of this prospectus, we have not issued any options to purchase shares of our common stock, although we may do so in the future.  However, on July 21, 2009, our board of directors adopted the 2009 San West Long Term Equity Incentive Plan (the “Stock Incentive Plan”).  See “Market Price of and Dividends on our Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans.”  No equity awards have been issued under the Stock Incentive Plan as of the date of this prospectus.

Transfer Agent

The transfer agent of our common stock is First American Stock Transfer, Inc., 4747 N. 7th Street, Suite 170, Phoenix, Arizona 85014, telephone (602) 485-1346 and telecopier (602) 788-0423.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

General

Provisions of our articles of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders, such as the ability of our board of directors to issue shares of our common and preferred stock and to set the voting rights, preferences, and other terms of our preferred stock without further stockholder action.  These provisions could also delay or frustrate the removal of incumbent directors or the assumption of control of our board of directors by our stockholders, and may be deemed to discourage takeover attempts, mergers, tender offers, or proxy contests not first approved by our board of directors, which some stockholders may deem to be in their best interests.

Board of Directors

The business and affairs of San West are managed under the direction of our board of directors, which currently consists of two members.  The number of members on our board of directors is fixed by, and may be increased or decreased from time to time by, the affirmative vote of a majority of the members at any time constituting our board of directors.

Newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term for which the new directorship was created or the vacancy occurred and until the director’s successor shall have been elected and qualified or until his earlier death, resignation, or removal.  No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.  Our board of directors may not have less than one member.  There is no limit on the maximum size of our board.

Whenever the holders of any class or series of our capital stock are entitled to elect one or more directors under any resolution or resolutions of our board of directors designating a series of our preferred stock, vacancies and newly created directorships of a class or series may be filled by a majority of the directors then in office elected by the applicable class or series, by a sole remaining director so elected, or by the unanimous written consent, or the affirmative vote of a majority of the outstanding shares of the class or series entitled to elect the directors.

Any director may be removed from office only by the affirmative vote of the holders of a majority of the combined voting power of our then outstanding shares of capital stock entitled to vote at a meeting of stockholders called for that purpose, voting together as a single class.

Meetings of Stockholders

Our bylaws provide that a special meeting of our stockholders may only be called by:

•

Our chairman of the board, or our president if there is no chairman;

•

The holders of at least 10 percent of the outstanding shares of our capital stock entitled to vote at the proposed special meeting; or

•

Our board of directors by means of a duly adopted resolution.

Special stockholder meetings may not be called by any other person or in any other manner.  Our bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting.  Our articles of incorporation do not permit our stockholders to take an action by written consent unless the action to be taken and the taking of that action by written consent have been approved in advance by our board of directors.

The next annual meeting of our stockholders will be held in 2010, on a date and at a place and time designated by our board of directors.

Limitation of Liability

Our articles of incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law.  In addition, San West is authorized to indemnify its agents, including without limitation, directors and officers, whether by bylaw, agreement or otherwise, to the fullest extent permissible under California law, and in excess of that expressly permitted by Section 317 of the California Corporations Code.

Our bylaws contain similar indemnification and limitation of liability provisions.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling San West under the indemnification provisions, or otherwise, San West is aware that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Bylaws

Under our articles of incorporation, our bylaws may be amended by our board of directors or by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of our capital stock then outstanding and entitled to vote, voting together as a single class.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our articles of incorporation permit us to limit the liability of our directors to the fullest extent permitted under the California Corporations Code.  As permitted by California law, our bylaws and articles of incorporation also include provisions that eliminate the personal liability of each of our officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of San West.  To the fullest extent allowed by the California Corporations Code, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability.  However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own negligence or misconduct in the performance of duty.

The provisions of our bylaws and articles of incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our articles of incorporation or bylaws.

We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our articles of incorporation are necessary to attract and retain qualified persons for these positions.  No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time.  Under the terms of this offering, the shares of our common stock offered may be resold without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by San West in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale.  Such shares may be sold only pursuant to an effective registration statement filed by San West or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

Rule 144

In general, Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, provides:

•

If the issuer of the securities is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a minimum of six months must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities in reliance on this section for the account of either the acquiror or any subsequent holder of those securities.

•

If the issuer of the securities is not, or has not been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities in reliance on this section for the account of either the acquiror or any subsequent holder of those securities.

•

Except as provided in Rule 144, the amount of securities sold for the account of an affiliate of the issuer in reliance upon this section shall be determined as follows: If any securities are sold for the account of an affiliate of the issuer, regardless of whether those securities are restricted, the amount of securities sold, together with all sales of securities of the same class sold for the account of such person within the preceding three months, shall not exceed the greatest of: (A) one percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by the issuer, or (B) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice required by paragraph (h) of Rule 144, or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or (C) the average weekly volume of trading in such securities reported pursuant to an effective transaction reporting plan or an effective national market system plan during the four-week period specified in paragraph (e)(1)(ii) of Rule 144.

We will publish information necessary as required by the Exchange Act to permit transfer of the common stock in accordance with Rule 144 of the Securities Act.  However, the investor is cautioned that on the effective date of this prospectus, there is only limited trading in the shares of our common stock.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholder to offer and sell up to an aggregate of 8,500,000 shares at such times and at such places as they choose.  The decision to sell any shares is within the sole discretion of the holder thereof.

The distribution of the common stock by a selling stockholder may be effected from time to time in one or more transactions.  Any of the common stock may be offered for sale, from time to time, by a selling stockholder, or by permitted transferees or successors of the selling stockholder, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise.  The common stock may be sold by one or more of the following:

•

On the OTCBB or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

•

Through one or more dealers or agents (which may include one or more underwriters).

•

Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

•

Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

•

Ordinary brokerage transactions.

•

Transactions in which the broker solicits purchasers

•

Directly to one or more purchasers.

•

 A combination of these methods.

Dutchess and any broker-dealers who act in connection with the sale of its shares are “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

In connection with the distribution of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholder.  A selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect that transaction.  A selling stockholder may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may affect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.  In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed.  Underwriters, dealers, brokers or other agents engaged by the selling stockholder may arrange for other such persons to participate.  Any fixed public offering price and any discounts and concessions may be changed from time to time.  Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder.  The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the Commission from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, a selling stockholder  will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by a selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of our or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholder.  We shall use our best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $20,000.  If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.  In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Norman T. Reynolds Law Firm.

EXPERTS

The financial statements for the two most recent fiscal years ended December 31, 2008 and 2007 have been audited by L. L. Bradford & Company, LLC, independent registered public accounting firm, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

REPORTS TO STOCKHOLDERS

We will furnish our stockholders with an annual report which describes the nature and scope of our business and operations for the prior year and which will contain a copy of our audited financial statements for our most recent fiscal year.  In addition, we will furnish our stockholders with a proxy statement as required by the Exchange Act covering matters to be voted upon at our annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the shares being offered in this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC.  The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549.  Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to San West and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus.  Any such information or representation must not be relied upon as having been authorized.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

We are subject to the informational requirements of the Exchange Act, and must file reports, proxy statements and other information with the SEC, such as current, quarterly and annual reports on Forms 8-K, 10-Q and 10-K.  Our executive officers, directors and beneficial owners of 10 percent or more of our common stock also file reports relative to the acquisition or disposition of shares of our common stock or acquisition, disposition or exercise of any of our common stock purchase options or warrants.  These filings will be a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Further, the SEC maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.

__________________________________________________________________________________________________________

__________________________________________________________________________________________________________

SAN WEST, INC.

8,500,000 Shares of

Common Stock

________________________

PROSPECTUS

________________________

January ___, 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the costs and expenses payable by San West in connection with the offering described in this registration statement.  All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission registration fee	$ 85
Accounting fees and expenses	5,000
Legal fees and expenses	25,000
Printing	1,000
State securities fees	2,000
Transfer agent fees	1,000
Miscellaneous	1,000
Total	$35,085

Item 14.

Indemnification of Officers and Directors.

Our bylaws provide to the fullest extent permitted by California law, that our directors or officers shall not be personally liable to San West or our stockholders for damages for breach of such director’s or officer’s fiduciary duty.  The effect of this provision of our bylaws is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of San West) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute.  We believe that the indemnification provisions in our bylaws are necessary to attract and retain qualified persons as directors and officers.

The California corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of San West pursuant to the foregoing provisions, or otherwise, San West has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by San West of expenses incurred or paid by a director, officer or controlling person of San West in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, San West will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.

Recent Sales of Unregistered Securities.

Sale of Regulation D Shares.

In February 2006, we issued an aggregate of 200,000 shares of common stock to a consultant in consideration for services provided for the coordination of investor relations services in Europe.

In March 2006, we issued a 6-3/4 percent Convertible Debenture and a Warrant to purchase an aggregate of 3,000,000 shares of common stock to an investor in consideration for a cash payment of $30,000 and a cash advance of $35,000.  The issuances were canceled in May 2006.

In the first quarter of 2006, we issued an aggregate of 277,600 shares of common stock to an investor in consideration for public relations services.  The issuances were canceled in May 2006.

In the second quarter of 2006, we issued an aggregate of 568,548 shares of common stock to investors in consideration for public relations services.

In the second quarter of 2006, we issued an aggregate of 8,237 shares of common stock to an investor in consideration for accounting and financial services.

In August 2006, we issued 63,043 shares of common stock to an investor in consideration for an agreement to cancel a debt in the amount of $7,250.

Also in August 2006, we issued 842,857 shares of common stock to investors in consideration for cash in the amount of $125,000 to fund our operations.

In the third quarter of 2006, we issued an aggregate of 3,536,656 shares of common stock to investors in consideration for public relations services.  We also issued 11,363 shares of common stock in exchange for accounting and financial services during the third quarter.

In September 2006, pursuant to the Asset Purchase Agreement with EXL, we issued 3,450,000 shares of common stock, placed in escrow pending certain events throughout the development of three ethanol facilities.

In November 2006, we issued 500,000 shares of common stock to a lender in connection with a lending transaction.

In the fourth quarter of 2006, we issued an aggregate of 9,800 shares of restricted common stock, valued at $1,200, in satisfaction of accounts payable.

In the fourth quarter of 2006, we entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  We paid for such services with 460,000 shares of free trading common stock and 500,000 shares of restricted common stock, valued at $116,500.

In the first quarter of 2007, we issued an aggregate of 96,300 shares of common stock to an investor in consideration for public relations services.

In February 2007, we issued an aggregate of 1,000,000 shares of common stock, valued at $110,000 for services related to finalizing a project for HBS Bio.

Also in February 2007, we issued 9,600 shares of common stock valued at $1,200 in satisfaction of certain accounts payable.

In March 2007, we issued 50,000 shares of common stock to an investor in consideration for cash in the amount of $5,400.

In April 2007, we issued an aggregate of 100,000 shares of common stock and warrants to purchase an aggregate of 900,000 shares of common stock, valued at $30,000, to a lender as loan fees.

In April 2007, we issued an aggregate of 50,000 shares of common stock, valued at $4,000, and warrants to purchase an aggregate of 50,000 shares of common stock, also valued at $4,000, for services related to a project for HBS Bio.

In May 2007, we issued an aggregate of 250,000 shares of common stock, valued at $25,000, to a lender as loan fees.

In June 2007, we issued an aggregate of 200,000 shares of common stock, valued at $10,000, to a director in consideration for certain services.

In June 2007, we issued 50,000 shares of common stock to an investor in consideration for cash in the amount of $2,300.

In June 2007, we issued warrants to purchase an aggregate of 91,700 shares of common stock, valued at an aggregate of $9,100, in satisfaction of certain accounts payable.

In the second quarter of 2007, we issued an aggregate of 31,200 shares of common stock valued at an aggregate of $3,100 in satisfaction of certain accounts payable.

In the second quarter of 2007, we issued an aggregate of 64,100 shares of restricted common stock and an aggregate of 64,000 shares of free-trading common stock, valued at an aggregate of $11,900, for certain services related to public relations.

In July 2007, we issued an aggregate of 4,300 shares of common stock, valued at $300, to one individual in satisfaction of accounts payable.

In August 2007, we issued 444,400 shares of common stock to an investor in consideration for cash in the amount of $20,000.

In August 2007, we issued an aggregate of 68,900 shares of common stock, valued at $3,400, to two recipients in satisfaction of accounts payable.

In September 2007, we issued an aggregate of 9,300 shares of common stock, valued at $500, to one individual in satisfaction of certain accounts payable.

In the third quarter of 2007, we issued an aggregate of 44,800 shares of restricted common stock and an aggregate of 44,800 shares of free-trading common stock, valued at an aggregate of $5,500, for certain services related to public relations.

In February 2008, we issued 600,000 shares of restricted common stock and 100,000 shares of free trading common stock valued at $14,000 for services related to public relations.

In March 2008, we issued 1,400,000 shares of restricted common stock valued at $14,000 for services related to public relations.

In April 2008, we issued 2,500,000 shares of restricted common stock, valued at $31,000, in satisfaction of accrued interest payable.

In May 2008, we issued 3,000,000 shares of restricted common stock valued at $39,000 per our joint venture agreement for the renewable energy segment of our former business.

In May 2008, we issued 250,000 shares of restricted common stock valued at $3,300 for professional services.

In May 2008, we issued 264,300 shares of restricted common stock in satisfaction of accounts payable, valued at $3,400.

In June 2008, we issued 12,000,000 shares of restricted common stock valued at $120,000 for professional services.

In June 2008, we issued 150,000 shares of restricted common stock valued at $120,000 for professional services.

In July 2008, we issued 6,900 shares of restricted common stock for $5,000 in cash.

In July 2008, we issued 2,300 shares of restricted common stock in satisfaction of accounts payable, valued at $1,800.

In August 2008, we issued 400 shares of restricted common stock in satisfaction of accounts payable, valued at $300.

In September 2008, we issued 500 shares of restricted common stock in satisfaction of accounts payable, valued at $400

In September 2008, we issued 12,500 shares of restricted common stock valued at $5,000 for  legal services.

In February 2009, we issued 17,800 shares of restricted common stock to Dutchess Private Equities Fund, Ltd. pursuant to the Conversion Notice provision of the Note of November 2006 with Dutchess Private Equities, Ltd., valued at $2,700.

In March 2009, we issued 9,260 shares of restricted common stock in satisfaction of accounts payable, valued at $1,800.

In March 2009, we issued 500 shares of stock to existing shareholders due to the rounding up of fractional shares which resulted from the 1 for 80 reverse split.

In April 2009, we issued 520,000 shares of restricted common stock in exchange for $26,000.

In May 2009, we issued 3,975 shares of restricted common stock in exchange for $900 of accounts payable.

In June 2009, we issued 13,896,718 shares as a result of the merger between San West, Inc and Human BioSystems.

On July 1, 2009, we issued 850,000 shares of common stock in exchange for a $34,000 reduction of our convertible note payable to Dutchess.

On July 10, 2009, we issued 500,000 shares of common stock to in exchange for a $20,000 reduction of our convertible note payable to Dutchess.

On July 20, 2009, we issued 1,400,000 shares of restricted common stock in exchange for $50,000 from an investor.

In connection with a private placement, from July 1, 2009 through September 30, 2009, San West received $125,000 from thirteen separate investors in exchange for 1,611,108 shares of restricted common stock.

From September 16, 2009 through September 30, 2009, we issued 1,450,000 shares of common stock in exchange for a $177,500 reduction of our convertible note payable to Dutchess.

In connection with a private placement, from October 1, 2009 through December 31, 2009, San West received $429,333 from 15 separate investors in exchange for 6,133,328 shares of restricted common stock

All funds received from the sale of our shares were used for working capital purposes.

All shares bear a legend restricting their disposition.

The shares were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated under the Securities Act.  Each investor took his securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act.  In addition, there was no general solicitation or advertising for the purchase of our shares.  Our securities were sold only to an accredited investor, as defined in the Securities Act with whom we had a direct personal preexisting relationship, and after a thorough discussion.  Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

Each purchaser was provided with access to our filings with the SEC, including the following:

•

Our annual report to stockholders for the most recent fiscal year, the definitive proxy statement filed in connection with that annual report, and, if requested by the purchaser in writing, a copy of our most recent Form 10-K under the Exchange Act.

•

The information contained in an annual report on Form 10-K under the Exchange Act.

•

The information contained in any reports or documents required to be filed by San West under sections 13(a), 14(a), 14(c), and 15(d) of the Exchange Act since the distribution or filing of the reports specified above.

•

A brief description of the securities being offered, the use of the proceeds from the offering, and any material changes in San West’ affairs that are not disclosed in the documents furnished.

Sale of Regulation S Shares.

In 2008, we entered into a Regulation S offering, pursuant to the Securities Act, for common shares sold outside of the United States to non-United States persons, as defined in Regulation S.  In the first half of 2008, we sold to non-U.S. Persons 15,971,055 restricted shares of our common stock worth $588,200at the trading price.  The net amount we received from the sale of our shares was $234,000.  The sales of our Regulation S shares were as follows:

•

In the first quarter of 2008, we issued 1,000,000 shares of Regulation S common stock in Europe, valued at $10,000, for services related to public relations.

•

In the first quarter of 2008, we issued 783,300 shares of restricted common stock and 850,000 shares of Regulation S common stock for $3,000 in cash, net of offering costs totaling $45,600.

•

In the second quarter of 2008, we issued 13,949,000 shares of Regulation S common stock in Europe for $231,000 in cash (net of offering costs totaling $298,600).

•

In the second quarter of 2008, we issued 174,400 shares of Regulation S common stock in Europe for $231,000 in cash, net of offering costs totaling $253,000.

•

In the third quarter of 2008, we issued 50,800 shares of Regulation S common stock in Europe for ($12,200) in cash, net of offering costs totaling $83,200.  Some of the offering costs incurred in the second quarter were paid in the third quarter, resulting in a negative receipt of net cash for this quarter.

•

In the fourth quarter of 2008, we issued 7,000 shares of Regulation S common stock in Europe for ($3,700) in cash, net of offering costs totaling $9,600.  Some of the offering costs incurred in the second quarter were paid in the third and fourth quarters, resulting in a negative receipt of net cash for those quarters.

Regulation S Compliance

•

Each offer or sale was made in an offshore transaction;

•

Neither we, a distributor, any respective affiliates, nor any person on behalf of any of the foregoing made any directed selling efforts in the United States;

•

Offering restrictions were, and are, implemented;

•

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

•

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

•

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act;

•

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Securities Act; and

•

We are required, either by contract or a provision in our bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

Item 16.

Exhibits and Financial Schedules.

Exhibit No.	Identification of Exhibit
2.1**

Plan and Agreement of Triangular Merger between Human BioSystems, Human BioSystems Acquisition Company, and San West, Inc. dated April 7, 2009, filed as Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.

3.1**

Amended and Restated Articles of Incorporation of Human BioSystems filed with the Secretary of State of California on June 14, 2007, filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.

3.2**	Bylaws of Human BioSystems adopted February 26, 1998, filed as Exhibit 2.2 to Form 10SB12G on December 8, 1999.
3.3**

Articles of Incorporation of Human BioSystems Acquisition Company filed with the Secretary of State of Nevada on June 3, 2009, as described in the Plan and Agreement of Triangular Merger between Human BioSystems, Human BioSystems Acquisition Company, and San West, Inc. dated April 7, 2009, filed as Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.

3.4**

Bylaws of Human BioSystems Acquisition Company adopted on June 3, 2009, as described in the Plan and Agreement of Triangular Merger between Human BioSystems, Human BioSystems Acquisition Company, and San West, Inc. dated April 7, 2009, filed as Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.

3.5**	Articles of Incorporation of San West, Inc. filed with the Secretary of State of Nevada on July 17, 2001, filed as Exhibit 3.5 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
3.6**	Bylaws of San West, Inc., filed as Exhibit 3.6 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
3.7**	Articles of Merger filed with the Secretary of State of Nevada effective June 5, 2009, filed as Exhibit 3.7 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.

5.0*	Opinion of Counsel.
10.1**	Charter of the Audit Committee of San West, Inc., filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
10.2**	Code of Business Conduct of San West, Inc., filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
10.3**	Code of Ethics for Senior Executive Officers and Senior Financial Officers of San West, Inc., filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
10.4**	Charter of the Compensation Committee of San West, Inc., filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
10.5**	Corporate Governance Principles of the Board of Directors of San West, Inc., filed as Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
10.6**	Charter of the Executive Committee of the Board of Directors of San West, Inc., filed as Exhibit 10.6 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
10.7**	Charter of the Finance Committee of San West, Inc., filed as Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
10.8**	Charter of the Governance and Nominating Committee of San West, Inc., filed as Exhibit 10.8 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
10.9**	Reporting Financial Integrity Concerns, filed as Exhibit 10.9 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
10.10**	Form of Subscription Agreement executed by the San West Stockholders, filed as Exhibit 10.10 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
10.11**	Investment Agreement dated January 6, 2009 between Human BioSystems and Dutchess Private Equity Fund, Ltd., filed as Exhibit 10.21 to the registrant’s Form S-1 filed on January 13, 2009.
10.12**	Registration Rights Agreement dated January 6, 2009 between Human BioSystems and Dutchess Private Equity Fund, Ltd., filed as Exhibit 10.22 to the registrant’s Form S-1 filed on January 13, 2009.
10.13**	Amendment to the Promissory Note dated May 15, 2007 between Human BioSystems and Dutchess Private Equity Fund, Ltd., filed as Exhibit 10.23 to the registrant’s Form S-1 filed on January 13, 2009.
10.14**	Amendment to the Promissory Note dated May 15, 2007 between Human BioSystems and Dutchess Private Equity Fund, Ltd. filed as Exhibit 10.24 to the registrant’s Form S-1 filed on January 13, 2009.
10.15**

Investment Agreement dated as of December 18, 2009 by and between San West, Inc., a California corporation, and Dutchess Opportunity Fund, II, LP, a Delaware Limited Partnership, filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 21, 2009.

10.16**

Registration Rights Agreement dated as of December 18, 2009, by and between San West, Inc., a California corporation, and Dutchess Opportunity Fund, II, LP, a Delaware Limited Partnership, filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on December 21, 2009.

11.0***	Statement Regarding Computation of Per Share Earnings.
21.0**	Subsidiaries of the registrant, filed as Exhibit 21.1 to the registrant’s Current Report on Form 8-K filed on June 9, 2009.
23.1*	Consent of Counsel.
23.2*	Consent of Independent Certified Public Accountants.

____________

*

Filed herewith.

**

Previously filed.

***

Incorporated by reference from the material contained in the registration statement.

Item 17.

Undertakings.

(a)

The undersigned Registrant hereby undertakes to:

(1)

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

Each prospectus filed pursuant to Rule 424(b) of Regulation C as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of Regulation C, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

As required under the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Huntington Beach, California, on January 8, 2010.

SAN WEST, INC.

By  /s/ Frank J. Drechsler

    Frank J. Drechsler, Chief Executive Officer

By  /s/ Bryan Britton

    Bryan Britton, Chief Financial Officer

As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

NAME	TITLE	DATE
/s/ Frank J. Drechsler Frank J. Drechsler	Chief Executive and Chairman of the Board	January 8, 2010

/s/ Bryan Britton Bryan Britton	Chief Financial Officer, Secretary and Director	January 8, 2010